Exhibit 99.1

Independent Experts Report

s.511 of the Companies Act 2014

Mallinckrodt plc

9 February 2022

Mark Degnan

Deloitte Ireland LLP

29 Earlsfort Terrace

Dublin 2

 Table of Contents

1.	Introduction	3

2.	Section 511 (3) (a) Companies Act 2014 – Officers of the Company	25

3.	Section 511 (3) (b) Companies Act 2014 – Other Directorships	27

4.	Section 511 (3) (c) Companies Act 2014 – Estimated Statement of Affairs	28

5	Section 511 (3) (d) Companies Act 2014 – Deficiency between Assets & Liabilities	32

6	Section 511 (3) (e) Companies Act 2014 – Prospect of Survival as a Going Concern	33

7	Section 511 (3) (f) Companies Act 2014 – Scheme of Arrangement	43

8	Section 511 (3) (g) Companies Act 2014 – Examinership vs Winding Up	45

9	Section 511 (3) (h) Companies Act 2014 – Recommended Course of Action	50

10	Section 511 (3) (i) Companies Act 2014 – Section 610 and 611 or 722 Proceedings	51

11	Section 511 (3) (j) Companies Act 2014 – Details of Funding Required	52

12	Section 511 (3) (k) Companies Act 2014 – Pre-Petition Liabilities	53

13	Section 511 (3) (l) Companies Act 2014 – Formation of Creditor’s Committee	55

14	Section 511 (3) (m) Companies Act 2014 – Other Matters	56

Appendix 1 – Group Structure Chart		57

Appendix 2 – Other Directorships		58

Appendix 3 – Summary of the treatment of claims under the Plan & Voting outcome		59

Appendix 4 – Schedule of Security Provided		69

Appendix 5 – 100-day Cashflow Statement		79

Appendix 6 – Creditors Listing		80

Appendix 7 – Valuation Analysis		84

1. Introduction

1.1

I, Mark Degnan, a Partner in Deloitte LLP, 29 Earlsfort Terrace, Dublin 2, am submitting my report to the High Court in accordance with Section 511 of the Companies Act 2014 (the “2014 Act”) as part of an application to the High Court for the appointment of an Examiner to Mallinckrodt Plc (the “Company” or “Mallinckrodt plc”).

1.2	I say and believe that I am a person that is qualified to act as an Independent Expert by virtue of Part 5 of the Table set out in Section 633 of the 2014 Act.

1.3

For the benefit of the reader all figures contained within this report relating to Mallinckrodt plc are as at 31 December 2021, whilst all Mallinckrodt Consolidated Group figures are as at 24 September 2021.

Background to the Proposed Examinership of the Company

1.4

Mallinckrodt plc is the parent company of a global pharmaceutical business consisting of multiple wholly owned subsidiaries (the “Group”) or (“Mallinckrodt”). The principal activity of the Group is to develop, manufacture, market and distribute specialty pharmaceutical products and therapies.

1.4.1

The subsidiaries of the Company are divided into two business segments: the “Speciality Brands Division”, which focuses on autoimmune and rare diseases in specialty areas like neurology, rheumatology, nephrology, pulmonology and ophthalmology, as well as immunotherapy and neonatal respiratory critical care therapies and non-opioid analgesics, and the “Specialty Generics Division”, which offers generic products for pain management, substance abuse disorders, and ADHD, as well as active pharmaceutical ingredients (“APIs”).

1.5

On 12 October 2020 (the “Chapter 11 Petition Date”), the Company and certain other members of the Group (together the “Chapter 11 Debtors”) voluntary initiated cases under Chapter 11 of the United States Bankruptcy Code (the “Chapter 11 Proceedings”) in the U.S. These proceedings were commenced against a backdrop of enterprise-threatening litigation against the Group. Over the three years prior to the Chapter 11 Petition Date, the Company and certain of its subsidiaries have been involved in approximately 3,000 litigation cases in 136 different courts across 50 states in the United States of America and in certain U.S. territories (“U.S.”) relating to the production and sale of its opioid products.

1.6

Certain of the Company’s U.S. subsidiaries are also the subject of more than 25 litigations and government investigations relating to the Specialty Brands Division’s most valuable product, Acthar, which exposed the Mallinckrodt Group to over $15 billion in aggregate alleged potential damages.

1.7	In addition, the Group has financial indebtedness of more than $5,100 million as of 24 September 2021, all of which is now due and owing due to the commencement of the Chapter 11 Proceedings.

1.8

As at the Chapter 11 Petition Date, the Group had entered into a Restructuring Support Agreement (“RSA”) with certain creditors holding approximately 84%, by aggregate principal amount, of the Group’s outstanding guaranteed unsecured senior notes and with a group of governmental plaintiffs including 50 Attorneys Generals of states in the U.S., Washington D.C. and U.S. territories as well as members of the Plaintiffs’ Executive Committee (as defined below) representing more than 1,000 plaintiffs in the MDL (as defined below) opioid litigation pending against the Company and certain of its subsidiaries.

1.9

The RSA set forth the terms of a comprehensive restructuring of all of the Chapter 11 Debtors’ liabilities to be implemented on the terms of a U.S. law joint plan of reorganisation with respect to the Chapter 11 Debtors (the “Plan”).

1.10

Shortly after the Chapter 11 filing, the Multi-State Governmental Entities Group entered into a joinder to the RSA that gained the support of approximately 1,300 cities, municipalities, hospital and school districts, amongst others.

1.11

During the course of the Chapter 11 Proceedings, the Chapter 11 Debtors entered into a joinder to the RSA with an ad hoc group of first lien term lenders holding approximately $1,320 million of the Company’s outstanding first lien term loans that provided for Plan treatment of claims in connection with the various tranches of debt under the Chapter 11 Debtors’ first lien credit agreement (the “First Lien Credit Agreement Claims”). Specifically, (a) First Lien Credit Agreement Claims in respect of revolving loans/commitments are to be either reinstated or repaid in full in cash, and (b) First Lien Credit Agreement Claims in respect of term loans either receive “new first lien term loan treatment” (comprised of new first lien terms loans plus a new term loan exit payment) or be repaid in full in cash in an amount equal to the outstanding loan amount plus the new term loan exit payment amount.

1.12	The Chapter 11 Debtors also, during the course of the Chapter 11 Proceedings, reached settlements with:

•

The Official Committee of Unsecured Creditors (the “UCC”) in which the UCC agreed to support the Plan (the “UCC Settlement”). Among other things, the terms of the UCC Settlement included a modification to the Plan by providing the General Unsecured Claims Trust (as defined in the Plan) a payment of $135 million on the Effective Date (as defined in the Plan) in addition to other consideration.

•

The Official Committee of Opioid Related Claimants (the “OCC”) in which the OCC agreed to support the Plan (the “OCC Settlement”). Among other things, the terms of the OCC Settlement included a modification to the Plan by providing an additional $125 million in cash to the Opioid MDT II (as defined in the Plan), payable on the eighth anniversary of the Effective Date of the Chapter 11 Plan.

•

Certain holders of their second lien notes in which such holders agreed to support the Plan (the “2L Notes Settlement”). Among other things, the terms of the 2L Notes Settlement included a modification to the Plan by providing that such holders of second lien notes are to receive new 10% second lien senior secured notes due 2025 that will have the same principal amount and other economic terms as the second lien notes, but have covenants substantially equivalent to those set forth in the takeback second lien notes indenture.

1.13

The restructuring transactions contemplated by the Plan (which reflect the terms and transactions set forth in the RSA, the UCC Settlement, the OCC Settlement, and the 2L Notes Settlement, and collectively, the “Restructuring”) will among other things:

•	provide for a comprehensive settlement of all the Opioid and Acthar related litigation in the United States;

•

implement a financial restructuring that would reduce the Group’s total debt by approximately $1,300 million, improve its financial position and allow the Company to continue driving its strategic priorities and investment in the business; and

•

provide the Mallinckrodt Group with a stable and sustainable capital structure going forward, with a clear path to the listing of the new Ordinary Shares and unsecured bonds to be issued pursuant to the Plan and the Scheme of Arrangement, following emergence from the Chapter 11 Proceedings.

1.14

Implementing the Plan and the Restructuring will significantly improve the financial position of the Company, as well as the Group, and address the liability associated with the numerous lawsuits facing the Company and will put it on a clear path to eliminating legal uncertainties, maximizing value, strengthening its balance sheet and moving ahead with its strategic plans.

1.15

On 3 February 2022, the U.S. Bankruptcy Court entered an order which confirmed and approved (amongst other things) the Plan. As described in further detail below, it is a condition precedent to the consummation of the Plan that the High Court approves a scheme of arrangement in respect of the Company under part 10 of the 2014 Act, which reflects certain key aspects of the Plan and the Restructuring insofar as they relate to the Company.

1.16

Capitalised terms that are used but not defined in this Report shall, unless the context requires otherwise, have the meanings given to them in the fourth amended version of the Plan which was confirmed by the U.S. Bankruptcy Court on 3 February 2022.

Corporate Overview and Structure

1.17	The Company was incorporated in Ireland on 9 January 2013 with registered number 522227. The Company’s registered office is College Business & Technology Park, Blanchardstown, Dublin 15.

1.18

The Company is the parent company of the Group. The Company has 3 wholly owned direct subsidiaries and 97 wholly owned indirect subsidiaries which operate internationally under the Mallinckrodt brand and whose principal activities are to develop, manufacture, market and distribute speciality pharmaceutical products and therapies.

1.19	The Company does not have any direct employees, however the Group employs approximately 2,890 people internationally, of which approximately 116 are employed by Irish subsidiaries of the Company.

1.20	The authorised share capital of the Company comprises:

•	500,000,000 ordinary shares of USD.S.$0.20 each (the “Ordinary Shares”), of which 94,292,771 have been issued as at 26 November 2021; and

•	500,000,000 preferred shares of USD.S.$0.20 each (none of which have been issued to date); and

•	40,000 ordinary “A” shares of EUR1.00 each (none of which have been issued to date).

1.21

Prior to the filing for Chapter 11, the Ordinary Shares were traded on the New York Stock Exchange (“the NYSE”) under the ticker symbol “MNK”. On 13 October 2020, the NYSE filed a Form 25 with the United States Securities and Exchange Commission (“SEC”) to delist the Ordinary Shares from the NYSE. The Company is authorised to issue 500,000,000 preferred shares, par value of $0.20 par value per share, none of which were issued and outstanding as of 25 December 2020. Rights as to dividends, return of capital, redemption, conversion, voting and otherwise with respect to these shares may be determined by Mallinckrodt plc’s Board of Directors on or before the time of issuance. The Ordinary Shares began trading on the OTC Pink Marketplace on 13 October 2020 under the symbol “MNKKQ”.

1.22

A group structure chart for the entire Group is exhibited at Appendix 1 of this report. The following is a simplified version to depict the legal and operating structure as relevant to the Company, the blue boxes depict entities that are parties to the Chapter 11 Proceedings and the white boxes depict entities outside the Chapter 11 Proceedings:

1.23

The Mallinckrodt business is divided into two business segments: the Specialty Brands Division and the Specialty Generics Division. The Specialty Brands Division focuses on autoimmune and rare diseases in specialty areas like neurology, rheumatology, nephrology, pulmonology and ophthalmology, as well as immunotherapy and neonatal respiratory critical care therapies and non-opioid analgesics. The Specialty Generics Division offers a portfolio of over twenty specialty generic product families and operates one of the largest controlled substance pharmaceutical businesses in the U.S., offering generic products for pain management, substance abuse disorders, and ADHD, as well as APIs.

1.24	For the year ended 25 December 2020, Specialty Brands generated $2,059.6 million in net sales, while Specialty Generics generated $689.8 million.

1.25

An Irish subsidiary of the Company, Mallinckrodt Pharmaceuticals Ireland Limited (“MPIL”) is the owner of substantially all of the intellectual property rights relating to the Specialty Brands Division.

1.26

The Group has facilities in Ireland, the United Kingdom, the United States, and Japan. Montjeu Limited, a wholly-owned Irish-incorporated subsidiary of the Company, owns the facility that houses Mallinckrodt’s global enterprise headquarters in Dublin and MPIL owns the equipment, and fixtures and fittings, in the headquarters. This facility also operates as a state-of-the-art manufacturing and R&D facility, which houses the global external manufacturing operations where the Specialty Brands Division manufactures Acthar and conducts R&D for biologics and medical device engineering, including the next generation of INOmax products.

1.27

Within the United States, the Specialty Brands Division owns one production facility in Port Allen, Louisiana, and leases two production facilities in Madison, Wisconsin. The principal US office of the Specialty Brands Division is located in leased offices in Hampton, New Jersey, and many of its corporate and administrative functions are located in Hazelwood, Missouri.

1.28

The Specialty Generics Division owns four production facilities in the United States located in St. Louis, Missouri; Raleigh, North Carolina; Greenville, Illinois; and Hobart, New York. The Specialty Generics Division also leases a multipurpose commercial production facility and pilot plant in Webster Groves, Missouri, which also serves as the principal office of the Specialty Generics Division and houses its R&D operations. In 2018, the facility was converted for use as both a pilot and manufacturing facility, which can manufacture commercial quantities of product in small batch sizes.

History and Development of Business

1.29

The Group was founded in St Louis, Missouri in 1862 as “G Mallinckrodt and Company” with the purpose of supplying local pharmacists with a much needed drugs supply as it was the only chemical company west of Philadelphia. In 1882, G Mallinckrodt and Company incorporated as Mallinckrodt Chemical Works and established their first office in New York.

1.30

Throughout the following 60 years, Mallinckrodt Chemical Works developed key chemicals that played a big part in the development of some medication that is still around today such as morphine and codeine. Mallinckrodt Chemical Works also began the production of barium sulphate, a key component used in contrast media-enhanced images for x-ray diagnosis.

1.31	In 1954, Mallinckrodt publicly traded its stock to the public for the first time.

1.32

In 1962 and 1966, the Group acquired Van Pelt & Brown and Nuclear Consultants Inc which saw Mallinckrodt move into the ethical pharmaceutical market, giving the Group a foothold into the radiopharmaceutical business.

1.33	In 1982, Avon Products acquired Mallinckrodt and 4 years later it was acquired by International Minerals and Chemicals Corporation which became the IMCERA Group Inc.

1.34	In 1992, IMCERA opened its first production plant in Dublin which was also its first in Europe.

1.35	Throughout the next number of years the Group continued to acquire more companies such as Graham Laboratories and Liebel-Flarsheim.

1.36

In 2000, IMCERA was acquired by Tyco International. Tyco Healthcare was subsequently established which later renamed itself Covidien, where it continued to expand and launched a number of new pain relief products including an immediate pain relief opioid.

1.37

The pharmaceuticals business currently owned by the Group was spun off from Covidien plc in 2013. The Company was incorporated to acquire the pharmaceutical business in consideration for the issue of shares in the Company to the shareholders of Covidien plc.

1.38	The Company continued its growth through acquisitions establishing itself in hospital focused pharmaceuticals, neonatal critical care area and autoimmune and rare diseases space.

1.39	In 2017, the Group opened a new global centre for medical device research and development in Dublin.

1.40

As noted above, on the Chapter 11 Petition Date, Mallinckrodt plc and certain subsidiary entities filed for Chapter 11 bankruptcy protection against a backdrop of enterprise threatening litigation, predominantly related to the production, marketing and sale of its Opioid and Acthar Gel products, and a significant funded debt load with a number of near-term maturities, as more detailed below.

Products and Operations

Specialty Brands

1.41

Specialty Brands focuses on autoimmune and rare diseases in speciality areas like neurology, rheumatology, nephrology, pulmonology, and ophthalmology as well as immunotherapy and neonatal respiratory critical care therapies and non-opioid analgesics.

1.42	Specialty Brands currently produces, markets and sells the following branded products among others;

•

Acthar Gel - an injectable drug approved by the Food and Drug Administration (“FDA”) for use in 19 indications, including, among others, monotherapy for the treatment of infantile spasms in infants and children under 2 years of age. The currently approved indications of Acthar Gel are not subject to patent or other exclusivity;

•

INOmax - an inhaled gas delivered by a proprietary delivery device, which is a pulmonary vasodilator marketed as part of the INOmax Total Care Package, which includes the drug product, drug-delivery device, technical and clinical assistance, year-round customer service, emergency supply and delivery and on-site training;

•	Ofirmev - a proprietary intravenous formulation of acetaminophen, a non-opioid analgesic used for post-operative pain management;

•

Therakos - a global leader in autologous immunotherapy delivered through extracorporeal photopheresis (“ECP”), provided by a proprietary medical device and related consumables, providing the only integrated ECP system in the world; and

•	Amitiza - a global leader in the branded constipation market.

1.43	Specialty Brands’ net sales revenues from its branded products were as follows:

Specialty Brands Net Sales FY2020
Product	Net Sales (in millions)
Acthar Gel		$767.9
INOmax		$574.1
Ofirmev		$276.5
Therakos		$238.6
Amitiza		$188.8
Other		$13.7

Total	USD$	2,059.6

Specialty Generics

1.44	Specialty Generics offers a portfolio of over twenty specialty generic product families, most of which are controlled substances regulated by the Drug Enforcement Administration (“DEA”).

1.45

Specialty Generics operates one of the largest controlled substance pharmaceutical businesses in the United States, offering generic products for pain management, substance abuse disorders, and attention deficit hyperactivity disorder, as well as APIs used by other pharmaceutical manufacturers to produce finished dosage pharmaceutical products. Notably, it is the only producer of the API for acetaminophen/paracetamol in the North American and European regions.

1.46	Specialty Generics’ revenues are well-diversified, with roughly half of its revenue coming from APIs, and the other half from finished dosage pharmaceutical products:

Specialty Generics Net Sales FY20
Product	Net Sales (in millions)
Acetaminophen API		$213.0
Hydrocodone (API) and hydrocodone containing tablets (finished dosage)		$98.0
Oxycodone (API) and oxycodone containing tablets (finished dosage)		$68.4
Other Controlled Substances		$289.9
Other		$20.5

Total	USD$	689.8

Research and Development

1.47	The Group devotes significant resources to research and development (“R&D”) of products and proprietary drug technologies.

1.48

During the financial year ending 25 December 2020, the Group incurred R&D expenses of $290.8 million. They expect to continue to pursue targeted investments in R&D activities, for both existing products and the development of a new portfolio of assets.

1.49

The Board intends to focus their R&D investments in the specialty pharmaceuticals areas, specifically investments to support their Specialty Brands business, where they believe there is the greatest opportunity for growth and profitability.

1.50	Specialty Brands’ R&D investments centre on building a diverse, durable portfolio of life-saving drug products and innovative device-delivered therapies for critically ill and otherwise underserved patient populations. This strategy focuses on growth, including pipeline opportunities related to early- and late-stage development products to provide relief to patients and caregivers, important therapeutic options for physicians, and value for payers.

1.51

Specialty Generics’ R&D objective is to use their proven development, formulation, and material characterisation capabilities to develop hard-to-manufacture complex generic pharmaceuticals with difficult-to-replicate characteristics, such as their release, absorption, or metabolism profiles (among other things).

1.52

In particular, the Specialty Generics entities are developing a number of non-opioid and non-controlled substance complex generic pharmaceutical products, some of which will take advantage of their APIs and drug product manufacturing capabilities and expertise.

Regulatory Environment

1.53

The Group is a manufacturer of controlled substances, pharmaceutical products, and medical devices, and is accordingly subject to regulatory oversight by numerous governmental entities and agencies around the world that regulate the development, testing, manufacturing, distribution, marketing and selling of pharmaceuticals and medical devices.

1.54	Such regulatory agencies include, but are not limited to;

•	in the United States, the FDA, the Department of Health and Human Services, the DEA, the Environmental Protection Agency, the Customs Service, and various state boards of pharmacy;

•	Health Canada;

•	the Medicines and Healthcare Products Regulatory Agency in the United Kingdom;

•	the Health Products Regulatory Authority in Ireland;

•	the European Medicines Agency and other agencies established in other member states of the European Union; and

•	the Pharmaceuticals and Medical Devices Agency in Japan.

Cash Pooling

1.55

The primary source of funding for the Company is a large intercompany receivable it has on deposit with Mallinckrodt International Finance S.A (“MIFSA”). MIFSA currently support all of the Company’s cashflow requirements under a cash pooling arrangement in place. The source of this cash pool deposit is three separate dividends received from Mallinckrodt UK Limited (“MUK”), which was formerly the sole shareholder of MIFSA, but which is now a wholly owned subsidiary of MIFSA.

1.56	MUK received the funds to pay these dividends from distributions received from MIFSA at a time when MIFSA was its wholly-owned direct subsidiary.

•

3 February 2017 – MIFSA paid a dividend of $585.0 million to MUK (the First Distribution). MUK paid a dividend of $585.0 million to Mallinckrodt plc. Mallinckrodt plc deposited the $585.0 million with the MIFSA CMA.

•

3 February 2017 – MIFSA paid a second dividend of $585.0 million to MUK (the Second Distribution). MUK paid a second dividend of $585.0 million to Mallinckrodt plc. Mallinckrodt plc deposited the $585.0 million with the MIFSA CMA.

•	31 January 2018 – MIFSA paid a dividend of $500.0 million to MUK. MUK paid a dividend of $500.0 million to Mallinckrodt plc. Mallinckrodt plc deposited the $500.0 million with the MIFSA CMA.

Group Indebtedness

1.57	As of 31 December 2021, the Group had debt outstanding of approximately USD$5,198.1 million.

1.58

The following table summarises Mallinckrodt plc and certain subsidiaries’ indebtedness (principal and accrued interest) and capital structure as of 31 December 2021 (rounded to the nearest million USD$):

Governing debt instrument	Facility/Issuance	In millions USD$
Credit Agreement	Revolving Credit Facility maturing February 2022	$900
	Term Loan due September 2024	$1,396.8
	Term Loan due February 2025	$370.8
2020 First Lien Notes Indenture	10.000%% First Lien Senior Secured Notes due April 2025	$504.9
2019 Second Lien Notes Indenture	10.000% Second Lien Senior Secured Notes due April 2025	$329.7
2013 Indenture	4.750% Senior Notes due April 2023	$136.8
2014 Indenture	5.75% Senior Notes due August 2022	$617.2
2015 Indenture	5.500% Senior Notes due April 2025	$397.7
2015 Senior Notes Indenture	5.625% Senior Notes due October 2023	$528.9
Legacy Debentures Indenture	9.50% Debentures due May 2022	$10.8
	8.00% Debentures due March 2023	$4.5

Total		$5,198.1

1.59

The Company is not the principal borrower or issuer of any of the financial indebtedness. However, the Company has guaranteed all of the financial indebtedness in the above-noted chart, apart from the financial indebtedness owing in respect of the Legacy Debentures Indenture in the amount of c. $15.3 million.

1.60

The Company has also provided security over certain of its assets and undertaking in support of its guarantee obligations in respect of its secured indebtedness, a summary of which is included at Appendix 4 of this report.

Group Financial Performance

1.61	At Group level, Mallinckrodt plc has recorded the following consolidated trading results in the financial years ended 2018 to 2020 and the nine month period ending 24 September 2021:

Year Ending In Millions $	FY 2018 (28 Dec ‘18)	FY 2019 (27 Dec ‘19)	FY2020 (25 Dec ’20)	*FY2021 9 month Period ending (24 Sept ’21)
Audited:	Yes	Yes	Yes	No
Revenue	$3,215.6	$3,162.5	$2,213.4	$1,611.6
Loss after Tax	($3,621.9)	($1,007.2)	$969.7	$513.4
Net Asset Position	$2,887.3	$1,940.7	$1,019.2	$513.4

*	Consolidated trading results for the financial year ending 31 December 2021 are not yet available. These figures will be filed with the SEC via form 10k in March 2022.

1.62

The significant decrease in overall Group revenues during FY2020 can largely be attributed to a retrospective one-time charge of $641 million, $105.1 million of which was reflected as a component of turnover. This one-time charge related to the CMS Action lawsuit which is defined and discussed in further detail below.

1.63

Excluding the Medicaid one-time charge FY2020 net sales decreased to $2,749.4 million or 13.1% from FY2019 levels. This decrease was primarily driven by a decrease in the Group’s Specialty Brand products including Acthar Gel and Ofirmev. In addition, the Group also divested its interest in BioVectra Inc in November 2019 which produced other Specialty Brand products that contributed $40.1 million in FY2019 revenues.

1.64	The overall net asset position of the Group worsened in FY2020 following the commencement of the Chapter 11 Proceedings, and the net asset position of the Group declined by $921.5 million.

1.65

Under certain of the Group’s debt agreements, the decision to commence Chapter 11 proceedings constituted an event of default, as such and pursuant to the U.S. Bankruptcy Code, the principal amount together with accrued and unpaid interest charges became immediately due and owing. Accordingly, all long-term debt became current debt. The relevant Group obligors have benefit of the protection afforded by the U.S. Chapter 11 Proceedings which imposes a U.S. law moratorium on actions by their creditors.

1.66

The Company along with certain of its direct or indirect wholly owned subsidiaries has fully and unconditionally guaranteed substantially all of the Group’s funded debt. The Company has entered into guarantee arrangements with various banks and third parties that provide Mallinckrodt Group companies with extensions of credit, including overdraft and foreign exchange facilities.

1.67

Net sales for the nine month period ending 24 September 2021 increased $81.0 million, or 5.3%, to $1,611.6 million, compared with $1,530.6 million for the nine month period ending 25 September 2020. This increase was primarily driven by a retrospective one-time charge of $535.1 million reflected as a component of net sales related to the Medicaid lawsuit during the nine month period ending 25 September 2020, partially offset by declines in net sales across certain products (as noted in paragraph 1.68).

1.68

Net sales (excluding the one-time charge related to the Medicaid lawsuit) for the nine month period ending 24 September 2021 decreased $454.1 million, or 22.0%, to $1,611.6 million, compared with $2,065.7 million for the nine month period ending 25 September 2020. This decrease was primarily driven by a decrease in Mallinckrodt’s Specialty Brands segment including a significant decrease in net sales of Ofirmev, Acthar Gel and INOmax products.

1.69

Operating losses incurred during the nine month period ending on 24 September 2021 can primarily be attributed to a $125.0 million charges recorded as a result of an additional payment expected to be made on the eighth anniversary of the effective date of the Amended Proposed Opioid-Related Litigation Settlement, in accordance with the agreement in principle reached on 2 September 2021. In addition, the Group also recognised a full impairment on its Specialty Brands IPR&D asset related to MNK-6105 and MNK-6106 of $64.5 million. Mallinckrodt will no longer pursue further development of these assets.

1.70

In addition to the matters set out above COVID-19 also had and continues to have a material impact on the performance of the Group. Social distancing requirements have impacted the ability of the Group’s sales teams to meet directly with physicians, furthermore the Group has noted a marked decrease in the number of patients visiting their physicians and in turn pharmacists which has impacted overall sales of their products.

1.71	COVID-19 has also brought about additional challenges as follows, these are detailed later in the report;

•	Group products are sensitive to reduced numbers of surgical visits and doctor visits, these were severely affected over the course of the pandemic;

•	Unpredictable increases or decreases in demand for certain of their products as the needs of health care providers and patients evolved during this pandemic;

•	Delayed clinical trials being conducted on potential new products including the Group’s ability to recruit and retain patients, investigators and site staff.

Mallinckrodt plc Financial Performance

1.72	At Company level, Mallinckrodt plc has recorded the following trading results in the financial years ended 2018 to 2021:

Year Ending In Millions $	FY 2018 (28 Dec ‘18)	FY 2019 (27 Dec ‘19)	FY2020 (25 Dec ’20)	*FY2021 (31 Dec ’21)
Audited:	Yes	Yes	Yes	No
Loss after Tax	($3,615.8)	($2,253.4)	($305.1)	($559.9)
Net Asset Position	$2,887.3	$667.9	$387.6	($162.2)

*	Draft Unaudited management accounts

1.73

The Company does not carry on any day to day trading activities and derives its main source of income from intercompany management services fees which are charged to certain of its European subsidiaries.

1.74

With respect to the management fees, ST Shared Services LLC (an indirect U.S. subsidiary of PLC) performs certain management fee services on behalf of Mallinckrodt plc and invoices those costs on a quarterly basis. PLC then re-charges a portion of those costs to certain European subsidiaries (specifically MPIL and Therakos UK). The net impact of this process is excess costs at PLC and as such the Company is loss making.

1.75	As of 31 December 2021, the management accounts of the Company record a net asset deficiency of $162.2 million which is a decrease of $549.8 million compared to FY2020.

1.76

As noted above, under certain of the Group’s debt agreements, commencement of the Chapter 11 Proceedings constituted an event of default that automatically accelerated the debt under such agreements, as such the principal amount together with accrued and unpaid interest charges became immediately due and owing.

1.77

Whilst the Company is afforded the protection of the “automatic stay” under section 362 of the U.S. Bankruptcy Code during the pendency of the U.S. Chapter 11 Proceedings with respect to all creditor enforcement, a fair value of the liability attaching to these guarantees has been determined by the Company and as such a provision of $488.7 million in respect of guaranteed unsecured notes is recognised in the management accounts for the financial year ending 31 December 2021.

1.78	The crystallisation of these guarantees ultimately creates a significant net asset deficiency for the Company. Further details are set out in Section 4 of this report.

COVID-19 Pandemic

1.79

The COVID-19 pandemic has presented a substantial public health and economic challenge around the world. Since the onset of the COVID-19 pandemic, the Group have continued to manufacture, supply and deliver their products largely without interruption. However, business performance was significantly impacted by COVID-19 during 2020.

1.80

Some of the Group’s products are sensitive to reduced numbers of surgical visits and doctor visits, these were severely affected over the course of the pandemic as a result of stringent lockdowns globally. The ultimate business impact going forward will largely be determined by the ongoing return to work guidance issued by international, national, and local governments and health officials and organisations.

1.81

The Group experienced significant and unpredictable increases or decreases in demand for certain of their products as the needs of health care providers and patients evolved during this pandemic. For example, due to diverse factors ranging from the de-prioritisation of non-critical medical treatment, to directives that immunosuppressed patients stay at home, to the impact of home schooling on the market for attention-deficit/hyperactivity disorder (ADHD) treatments, demand for certain products have been and may continue to be negatively impacted.

1.82

The impact of worldwide imposed quarantines and restrictions on travel and mass gatherings to slow the spread of the virus, have delayed clinical trials being conducted on potential new products including the Group’s ability to recruit and retain patients, principal investigators and site staff who, as healthcare providers, may have had heightened exposure to the COVID-19 virus. Furthermore, business pressures driven by the ongoing COVID-19 pandemic have led the Group to prioritise certain investments over others, resulting in the termination of two phase 4 studies related to Acthar Gel.

1.83	Given the rapid and evolving nature of the COVID-19 virus, the full extent to which the pandemic has and will directly or indirectly impact the Group’s business are uncertain and cannot be predicted.

Key Events Leading to Commencement of the Chapter 11 Proceedings

Overview of Litigation

1.84

Over the three years prior to the Chapter 11 Petition Date various companies in the Group, including the Company, have been named as defendants in a significant number of non-ordinary course legal proceedings in the United States which can be broadly separated into two categories of proceedings as follows;

•	Specialty Generics Division - Proceedings concerned with the production and sale of opioid medications collectively the (“Opioid Litigation”); and

•

Specialty Brands Division - Proceedings and investigations centred around the divisions key branded product, Acthar Gel, collectively the (“Acthar Litigation”), including the rebate related litigation (the “CMS Action”).

1.85	Cumulatively, these litigation proceedings have had a severe impact on the balance sheet of both the Company and that of the Group and has detrimentally impacted the future viability of the Group.

Opioid Litigation

1.86

As a result of greater awareness of the public health issue of opioid abuse, there has in recent years been increased scrutiny of, and investigation into, the commercial practices of opioid manufacturers by state and federal agencies.

1.87

Since 2017, multiple federal, states, counties, territories, other governmental persons or entities and private plaintiffs have filed lawsuits against certain companies within the Mallinckrodt Group, as well as various other manufacturers, distributors, pharmacies, pharmacy benefit managers, individual doctors and/or others, asserting claims relating to defendants’ alleged sales, marketing, distribution, reimbursement, prescribing, dispensing and/or other practices with respect to prescription opioid medications, including certain of the Company’s products.

1.88

As of October 2020, there were 3,034 cases in 50 states in the United States and Puerto Rico filed against the Company and certain subsidiaries, 2,785 cases in federal court and 249 cases in state court.

1.89

The federal cases have been, and continue to be, largely consolidated into a multi-district litigation in Cleveland, Ohio (the “MDL”). Prior to the Chapter 11 Petition Date, state court judges had set various schedules for litigating different causes of action involving different discovery and different plaintiffs. As a result, prior to the Petition Date, the Company was fighting lawsuits in 136 different state courts, with 8 trial dates scheduled or expected to begin within the year after the Petition Date in state or federal forums. Right up until the Petition Date, new litigation against Mallinckrodt continued to be filed weekly.

1.90

Plaintiffs bringing the lawsuits include U.S. states, counties, cities, towns and other governmental persons or entities, Native American tribes, third-party payers, hospitals, health systems, unions, health and welfare funds, individuals, and others.

1.91

The lawsuits assert a variety of claims, including, but not limited to, public nuisance, negligence, civil conspiracy, fraud, violations of the Racketeer Influenced and Corrupt Organizations Act or similar state laws, violations of state Controlled Substances Acts or state False Claims Acts, product liability, consumer fraud, unfair or deceptive trade practices, false advertising, insurance fraud, unjust enrichment and other common law and statutory claims arising from the manufacturing, distribution, marketing and promotion of opioids.

1.92	Generally, the plaintiffs are seeking restitution, damages, including punitive damages and penalties, abatement, injunctive and other relief, and attorneys’ fees and costs.

Acthar Litigation

1.93

As of the Chapter 11 Petition Date, the Specialty Brands subsidiaries faced more than 25 litigations and government investigations, which exposed the Group to over $15 billion in aggregate alleged potential damages.

1.94

The majority of these litigations are related to Acthar Gel and of these, among the most publicised cases is the declaratory judgement action in the United States District Court for the District of Columbia (now on appeal to the United States Court of Appeals for the District of Columbia Circuit) and the False Claims Act litigation in the United States District Court for the District of Massachusetts based on the same fact pattern but asserting treble damages, which could be crippling to the Group.

1.95

These two actions are related to the calculation of rebates that certain entities pay to state Medicaid programs. Since 2016, Mallinckrodt ARD LLC (“ARD”) and the Centers for Medicare & Medicaid Services of the United States Department of Health and Human Services (“CMS“) have been in a dispute regarding the appropriate base date Average Manufacturer Price (a “Base Date AMP”) for Acthar, which is used in the calculation of rebates.

1.96

In 2016, CMS notified ARD that it believed Acthar was not eligible for the Base Date AMP in use since 2013, which CMS had, in two separate written communications, previously authorised in connection with Acthar’s use in treating infantile spasms. In May 2019, CMS notified ARD that unless it updated the Base Date AMP for Acthar within 14 days, it would be declared “out of compliance” with the Drug Data Reporting for Medicaid system. Which forced ARD to file a complaint in the United States District Court for the District of Columbia seeking injunctive relief and a determination that CMS’s changed position was unlawful. That suit led ultimately to a summary judgment against ARD in March 2020, which ARD timely appealed.

1.97

Further, in March 2020, the Department of Justice (the “DOJ”) intervened in a whistle-blower lawsuit under the False Claims Act filed in 2018 against ARD in the United States District Court for the District of Massachusetts, accusing Mallinckrodt of knowingly using an incorrect Base Date AMP for Acthar. Mallinckrodt disputes the DOJ’s allegations and believes it has strong defences, but because of the False Claims Act’s provision for treble punitive damages, Mallinckrodt is exposed to a potential judgment that could result in more than $1.9 billion in liabilities.

1.98

In September 2020, the affected entities reached an agreement in principle with the DOJ, contingent upon a Chapter 11 filing, to resolve most Acthar-related claims and investigations of the federal government against the entities. The terms of the agreement in principle were described in the RSA which if unchanged, the RSA parties would continue to support. The deal, in short, calls for Mallinckrodt to make cash payments in eight instalments, beginning on the Effective Date of the Plan and on each of the first seven anniversaries thereof, totalling $260 million (plus interest at a rate of 0.6255%), to the DOJ and various states. In return, the Debtors will be released by the relevant governmental agencies for these Acthar-related claims.

Other Litigations

1.99

In addition to the litigation outlined above, Mallinckrodt is involved in an additional False Claims Act litigation, multiple putative class actions, private actions, and securities litigations, including:

•

ARD is a defendant in another whistle-blower False Claims Act litigation in the Eastern District of Pennsylvania, in which the DOJ has intervened, relating to Acthar payments made through charitable foundations.

•

ARD is a defendant in multiple private actions and putative class actions brought on behalf of public and private consumers related to the pricing of Acthar. The plaintiffs in these cases allege, among other things, that Mallinckrodt plc and ARD engaged in (a) anti-competitive acts, (b) violations of consumer protection laws and unfair trade practices, and (c) unjust enrichment.

•	Mallinckrodt plc is a defendant in multiple securities class actions and derivative litigations alleging, among other things, false and misleading statements related to Acthar.

•

Mallinckrodt Inc. has been named as a defendant in several private putative class actions filed against dozens of pharmaceutical companies alleging antitrust violations with respect to generic pharmaceutical pricing that have been consolidated in a multi-district litigation in the Eastern District of Pennsylvania. In addition, a number of Group entities including the Company have been named as defendants in a government lawsuit in nearly 50 states alleging antitrust violations related to generic pharmaceutical pricing.

Steps taken by Management prior to the Commencement of the Chapter 11 Proceedings

1.100

Prior to the commencement of the Chapter 11 Proceedings, the Mallinckrodt Group engaged extensively with multiple of the Group’s lenders, noteholders and litigants with a view to reaching a consensus that would facilitate a resolution of the issues faced by the Mallinckrodt Group as a result of the Opioid Litigation, the Acthar Litigation and the Mallinckrodt Group’s upcoming maturities on its financial indebtedness. Those efforts are summarised below.

Opioid Litigation

1.101

For more than two years, Mallinckrodt engaged in settlement discussions with numerous States Attorneys General, as well as the court-appointed plaintiffs’ executive committee (“Plaintiffs’ Executive Committee”) in the MDL.

1.102

In August 2019, Mallinckrodt engaged directly with the plaintiffs in two bellwether trials that were scheduled in the MDL in October 2019. After several weeks of discussions, Mallinckrodt and those two plaintiffs, agreed to settle the suits for cash payment in the amount of $24 million and a contribution of generic products, including addiction treatment products, worth $6 million.

1.103

Mallinckrodt then engaged in months of intensive discussions with a committee of counsel from the Plaintiffs’ Executive Committee, as well as certain State Attorneys General. These discussions were fruitful from the start, and Mallinckrodt plc and certain of the Specialty Generics subsidiaries agreed to pay for professionals (subject to reasonable terms) to advise the plaintiffs’ negotiating committee in settlement negotiations with Mallinckrodt.

1.104

In February 2020, Mallinckrodt and the plaintiff committee announced they had reached the core economic terms of a settlement (the “Opioid Settlement”). In addition to establishing global economic terms for payment of all outstanding opioid-related liabilities, the Opioid Settlement accomplishes a second critical objective, it establishes certain agreed go-forward operational parameters for Mallinckrodt’s opioid business, largely codifying previously established practices and procedures, compliance with which will dramatically reduce the risk to that business going forward.

1.105

After agreeing to the Opioid Settlement in early 2020, Mallinckrodt began to prepare a Chapter 11 strategy for certain entities through which the Plan would effectuate the Opioid Settlement and the Opioid Settlement would become binding on all opioid claimants. The Plan incorporates the Opioid Settlement, as was modified by the OCC Settlement during the course of the Chapter 11 Proceedings.

1.106

As part of this effort and to facilitate the implementation of the Opioid Settlement through a Chapter 11 plan structure, Mallinckrodt entered into an engagement letter with Roger Frankel of Frankel Wyron LLP on 24 February 2020 to serve as a proposed future claims representative (the “FCR”) to represent the interests of individuals who may in the future assert opioid-related claims against Mallinckrodt.

Acthar Litigation

1.107

Simultaneous with the negotiations with plaintiffs in the Opioid Litigation, the Company actively engaged with the DOJ with a view to reaching a settlement of its claims in the Acthar Litigation. Starting in late spring of 2020, these discussions included providing the DOJ with considerable financial diligence and several rounds of offers and counteroffers. In September 2020, the Company reached an agreement in principle with the DOJ to resolve most Acthar related claims and investigations of the federal government against the Mallinckrodt Group comprising the Acthar Litigation.

Restructuring Support Agreement

1.108

The Company initially envisaged a more limited Chapter 11 process to deal with the Opioid Litigation. However, events that occurred in the Spring of 2020 – including adverse events in certain Specialty Brands-related litigations and the financial impact of the emergent COVID-19 pandemic – made clear that the Group needed to address their capital structure more broadly, by potentially seeking protection for the Specialty Generics and Specialty Brands business divisions under Chapter 11 of the U.S. Bankruptcy Code.

1.109

The Opioid Litigation and the Acthar Litigation have had a material adverse impact on the future viability and operations of the Mallinckrodt Group, and the Company. In particular, it ultimately became clear that case-by-case litigation on the scale that the Mallinckrodt Group was facing was untenable and would result in the financial and operational destruction of the Mallinckrodt Group’s businesses.

1.110

Following the Company’s determination to file both the Specialty Brands and Specialty Generics business divisions, the Company engaged in multi-party negotiations within the context of a comprehensive restructuring of the Mallinckrodt Group with the plaintiff negotiating committee comprised of the Plaintiffs’ Executive Committee and certain State Attorneys General, as well as the ad hoc group of unsecured noteholders. These negotiations culminated in the proposed restructuring embodied in the RSA and included a revised Opioid Settlement that largely adhered to the terms of the February 2020 agreement in principle.

1.111	The Parties to the RSA when it was entered included:

•

The Guaranteed Unsecured Notes Ad Hoc Group, who, together with the other Supporting Parties hold approximately 84% in principal amount of the Debtors’ Guaranteed Unsecured Notes Claims, supports the Plan; and

•

50 U.S. states and U.S. territories and the Plaintiffs’ Executive Committee in the opioid multidistrict litigation, which will recommend that more than 1,000 plaintiffs in multi-district litigation against the Company support the Amended Plan and RSA;

1.112

In accordance with the terms of the RSA, each of the parties thereto either voted to accept the Plan (or did not vote) and, accordingly, they are not expected to (a) object to the appointment of the Proposed Examiner (or any other examiner) to the Company or (b) if such an examiner is appointed by this Honourable Court, object to the confirmation of any proposals made by the examiner with respect to the Company that are consistent with the Plan.

Additional Plan Support and Developments during the Chapter 11 Cases

1.113	During the course of the Chapter 11 Proceedings additional parties entered into the RSA by executing joiner agreements with the Chapter 11 Debtors. These parties included:

•

Multi-State Governmental Entities Group (the “MSGE Group”), which represents more than 1,300 counties, municipalities, tribes and other governmental entities, across 38 U.S. states and U.S. territories, with opioid-related litigation against the Company; and

•	An ad hoc group of first lien term lenders holding approximately $1,320 million of the Company’s outstanding first lien term loans.

1.114

During the course of the Chapter 11 Proceedings the Chapter 11 Debtors, including the Company entered into settlements to support the Plan with the OCC, the UCC, and certain holders of Second Lien Notes Claims. As described below, holders of Opioid Claims (many of which are constituents of the OCC), as well as certain holders of unsecured claims (many of which are constituents of the UCC), and holders of Second Lien Notes Claims voted to confirm the Plan. These parties are similarly not expected to object to the appointment of the Proposed Examiner (or any other examiner) to the Company, and if such an examiner is appointed by this Honourable Court

1.115

The treatment of each class of claim under the Plan is summarised at Appendix 3 of this report. In circumstances where a class is impaired by the Chapter 11 Plan, the extent to which that class voted to accept or reject the Chapter 11 Plan is also set out in that appendix (and capitalised terms used in the table have the meaning given to them in the Chapter 11 Plan).

1.116

As a result of initiating the Chapter 11 Proceedings, all litigation and proceedings in the United States against the Company (as well as other Group subsidiaries) have been automatically stayed, subject to certain limited exceptions.

1.117

The Chapter 11 proceedings are being financed by existing cash and use of cash collateral on terms and conditions subject to the reasonable consent of the Required Supporting Unsecured Noteholders, the Required Supporting Term Lenders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group.

Protection of the High Court

1.118

The Company solicited votes to approve the Plan from the various classes of persons that were entitled to vote under the U.S. Bankruptcy Code, the outcome of that solicitation is summarized in the table below:

Class	Class Description	Vote Status
2(b)	2024 First Lien Term Loan Claims	Accept
2(c)	2025 First Lien Term Loan Claims	Accept
3	First Lien Notes Claims	Reject
4	Second Lien Notes Claims	Accept
5	General Unsecured Notes Claims	Accept
6(a)	Acthar Claims	Reject
6(b)	Generics Price Fixing Claims	Reject
6(c)	Asbestos Claims	Accept
6(d)	Legacy Unsecured Notes Claims	Accept
6(e)	Environmental Claims	Reject
6(f)	Other General Unsecured Claims	Reject
6(g)	4.75% Unsecured Notes Claims	Accept
7	Trade Claims	Accept
8(a)	State Opioid Claims	Accept
8(b)	Municipal Opioid Claims	Accept
8(c)	Tribe Opioid Claims	Accept
8(d)	U.S. Government Opioid Claims	Accept
9(a)	Third-Party Payor Opioid Claims	Accept
9(b)	PI Opioid Claims	Accept
9(c)	NAS PI Opioid Claims	Accept
9(d)	Hospital Opioid Claims	Accept
9(e)	Ratepayer Opioid Claims	Accept
9(f)	NAS Monitoring Opioid Claims	Accept
9(g)	Emergency Room Physicians Opioid Claims	Accept
9(h)	Other Opioid Claims	Reject
9(i)	No Recovery Opioid Claims	Reject
10	Settled Federal/State Acthar Claims	Accept

1.119	Following various hearings convened between 29 October 2021 and 6 January 2022, the Plan was subsequently confirmed by the US Bankruptcy Court on 3 February 2022.

1.120

It is a condition precedent to the effectiveness of the Plan that an examiner is appointed, and that a scheme of arrangement is formulated and approved with respect to the Company, by the High Court of Ireland.

1.121

The Company has prepared a draft scheme of arrangement as of the Company’s petition, which shall be subject to the consideration and review by the examiner if so appointed, and I discuss this further in the relevant section.

Basis of Preparation

1.122	In preparing this report, I have had extensive access to the Company’s advisors, management, and information. I have carried out the following during the course of the preparation of this report:

•	I have spoken with key management personnel;

•	I have reviewed key information surrounding the background and history of the business prepared by management;

•	I have reviewed the information provided by management regarding the directorships of each company director;

•	I have reviewed the filed Plan of Reorganisation, the Plan Supplement and the Disclosure Statement together with supporting documents and schedules;

•

I have reviewed the financial accounts, including supporting schedules, for the years ended 27 December 2018 to 25 December 2020, and management accounts for the financial year ending 31 December 2021;

•

I have reviewed and discussed with management personnel the projected cash flow forecast for the period during which the Company will be under the protection of the Court, if an examiner is appointed pursuant to Part 10 of the Act;

•	The Companies financial forecasts for the years ending December 2022 through December 2025; and

•	The assumptions which underpin these forecasts and appropriate restructuring plans to meet these targets.

1.123	I have also reviewed Mallinckrodt plc cash flow projections for the protection period attached hereto at Appendix 5.

1.124	Unless otherwise indicated in this report, the information contained herein has been extracted from or sourced from:

•	Audited, draft audit and management accounts;

•	Cash flow forecast for the 100-day period ending 27 May 2022;

•	Financial forecasts for the financial year ending December 2021;

•	Financial forecasts for the financial years ending December 2022 through December 2025;

•	Discussions with management of the Company and Group;

•	Filed Plan of Reorganisation;

•	The Plan Supplement;

•	Disclosure Statement and;

•	Information and explanations provided by management of the Company and Group.

As noted at section 1.3 of this report all figures relating to Mallinckrodt plc are as at 31 December 2021, whilst all Mallinckrodt Consolidated Group figures are as at 24 September 2021.

I have prepared this report independently and am solely responsible for the contents thereof. In connection therewith, I have relied on the information provided by the Company. I have not carried out any audit work to verify this information.

2. Section 511 (3) (a) Companies Act 2014 – Officers of the Company

“The names and addresses of the officers of the Company”

2.1	Officers

Certain Company executives are “Section 16 Officers” for the purpose of the US Securities Exchange Act under NYSE rules, however these individuals do not fall within the definition of “officers” under the Companies Act 2014 of Ireland.

2.2	Directors

The Directors of the company are as follows:

Director Name	Address
Mark Trudeau	601 Paxinosa Road East, Easton, Pennsylvania, 18040 USA

JoAnn A. Reed	205 Tuttle Avenue, Spring Lake, NJ 07762, USA

James Martin Carroll	9353 Surfbird Court, Naples, Florida, USA, 34120

Kneeland C. Youngblood	4507 North Lindhurst Avenue, Dallas, TX 75229, USA

David R. Carlucci	12 Hilltop Road, Norwalk, Ct 06854, USA

Angus Russell	1366 John Anderson Drive, Ormond Beach, Fl 32176, USA

David Norton	3/2 Cross Street, Mosam NSW, Australia, 2088

Paul Carter	Hatchfield House, Knighton Road, Broad Chalke Wiltshire, Sp5 5ea, United Kingdom

Anne Whitaker	553 Northwest Hazard Way, Port Saint Lucie FL, USA, 34986

Carlos Paya Cuenca	Pomelo 25, El Rosalet Jayea, Alicante 03730, Spain

2.3	Name of any person(s) in accordance with whose directions or instructions the Directors of the Company are accustomed to act

N/A

2.4	Company Secretary

The Secretary of the Company is as follows:

Secretary Name	Address
Stephanie Miller	32 Part Street, Windsor, Berkshire, SL4 1LB, United Kingdom

Mark J. Casey	5 Sunset View Dr, Tiverton, RI 02878, USA

Bradwell Limited	10 Earlsfort Terrace, Dublin 2, D02 T380

2.5	Registered Office

The registered office of the Company is as follows:

Registered Office
College Business & Technology Park, Cruiserath, Blanchardstown Dublin 15, Ireland

2.6	Auditors

The Auditors of the Company are as follows:

Auditor
Deloitte Ireland LLP, Deloitte & Touche House, 29 Earlsfort Terrace, Dublin 2

3. Section 511 (3) (b) Companies Act 2014 – Other Directorships

“The names of any other bodies corporate of which the Directors of the Company are also Directors”

3.1

A full listing of the other bodies of which the Directors of the Company are also a Director is attached at Appendix 2 of this report. The listing has been obtained from information provided by the Company and externally sourced information.

4. Section 511 (3) (c) Companies Act 2014 – Estimated Statement of Affairs

“A statement as to the affairs of the company, showing in so far as it is reasonably possible to do so, particulars of the company’s assets and liabilities (including contingent and prospective liabilities) as at the latest practicable date, the names and addresses of its creditors, the securities held by each of them and the dates when the securities were given to each of them”

4.1

The statement of affairs for the Company (unconsolidated and does not include Group companies), which has been prepared by management of the Company on a going concern basis as of 31 December 2021 (the “Statement of Affairs”) is set out below:

Mallinckrodt Plc Balance Sheet (Company Only) as of 31 December 2021

	$	‘000,000
Assets
Intercompany Receivables		302.9
Other Current assets		13.5
Cash and Cash Equivalents		12.7

Total Assets		329.1

Liabilities
Other current liabilities		(2.5)
Intercompany Payable		(0.1)
Provision for Guaranteed Unsecured Notes		(488.7)
Total Liabilities		(491.3)

Net (Liabilities)		(162.2)

Capital and reserves
Called up share capital		18.9
Share premium account		5.7
Other reserves		—
Capital redemption reserve		5.3
Profit and loss account		(192.1)

Total Shareholder equity		(162.2)

4.2

The Statement of Affairs, prepared on a going concern basis, shows that the Company has a net asset deficiency of $162.2 million. It is noted that the statement of affairs for the Company set out at paragraph 8.7 below, which has been prepared by the Company on a liquidation basis, shows a net asset deficiency of $5,239.6 million.

4.3

The deficiency in the net asset position of the Company, as shown in the Statement of Affairs, can primarily be attributed to the recognition of a $488.7 million provision in the Company’s accounts in respect of the obligations of the Company as guarantor of the guaranteed unsecured notes.

4.4

I have noted that the most recent audited financial statements of the Company as at 25 December 2020, and signed on 4 May 2021 (the “2020 Financial Statements”), did not include any provision with respect to the Company’s joint and several obligations as guarantor of substantially all of the financial indebtedness of the Group (the “Company Guarantee Obligations”) as described above at paragraphs 1.57 to 59 (inclusive). The management of the Company has explained to me that, in accordance with applicable accounting standards (specifically, FRS102), as at year end 25 December 2020, a value for the liability in respect of the Company Guarantee Obligations could not be estimated reliably. In the 2020 Financial Statements it was disclosed that “The Company has assessed these guarantees but cannot reasonably determine their fair value at this time”.

4.5

However, management of the Company also explained to me that, as a result of the confirmation of the Chapter 11 Plan by the US Bankruptcy Court, and having regard to the requirement under Section 511 (3) (c) Companies Act 2014 that the Statement of Affairs must show particulars of the Company’s “assets and liabilities (including contingent and prospective liabilities)”, the Company has formed the view that it is now appropriate that a provision is made in the Statement of Affairs with respect to the Company Guarantee Obligations.

4.6

Management of the Company has formed this view because, in their judgement, following confirmation of the Chapter 11 Plan, the material uncertainty that previously existed as to the outcome of the Chapter 11 Proceedings, and whether the Chapter 11 Plan will be consummated, has somewhat diminished. Accordingly, the Company has determined that it is now appropriate to include a provision in the Statement of Affairs with respect to the Company’s estimate as to the value of economic benefits that will be transferred by the Company to the holders of the unsecured notes in settlement of the Company Guarantee Obligations if the Chapter 11 Plan is consummated. The Company estimates this to be $488.7 million. This amount has been calculated by reference to the estimated value of the equity, in the form of New Mallinckrodt Shares, that will be issued to the holders of the guaranteed unsecured notes on the Effective Date pursuant to the Chapter 11 Plan, after having taken account of (a) the aggregate fair value of the guaranteed unsecured notes, which was estimated by the Company on 31 December 2021 to be $863.7 million and (b) the $375 million Second Lien Take Back Notes that will also be issued by MIFSA and guaranteed by the Company, along with the New Mallinckrodt Shares, to the holders of such notes in full and final settlement thereof.

4.7

Management of the Company has also explained that no provision has been made in the Statement of Affairs with regard to the Company Guarantee Obligations with respect to the secured financial indebtedness of the Group because under the Chapter 11 Plan, it is envisaged that all such secured financial indebtedness will be reinstated or repaid in full, and that, although the Company will be a guarantor of all such reinstated indebtedness on the Effective Date, there is no basis at this time to anticipate that the Company will be required to contribute any of its assets to the repayment of such secured financial indebtedness, if the Chapter 11 Plan is consummated.

4.8

Management of the Company has also explained to me that the Company has been advised by its US counsel that (a) as a result of the commencement of the Chapter 11 Proceedings, and as a matter of United States law and the laws of the State of New York, all of the Company Guarantee Obligations immediately and automatically crystallised, (b) all obligations of the Company with respect to the Company Guarantee Obligations immediately and automatically accelerated and became due and owing, at as the Chapter 11 Petition Date and (c) all enforcement proceedings are postponed as a result of the automatic stay imposed by the Chapter 11 Proceedings.

4.9

Accordingly, in addition to the Statement of Affairs showing that the Company is unable to pay its debts (within the meaning of Section 509(3)(b) of the 2014 Act) due to the deficit between the value of its and the amount of its liabilities, I am satisfied that the Company is currently, or is likely to be, unable to pay its debts as they fall due within the meaning of Section 509(3)(a) of the 2014 Act. This is because it is clear that, if the automatic stay afforded by the Chapter 11 Proceedings were to be lifted (whether due to a failure to consummate the Chapter 11 Plan and / or because the Court decides not to appoint and examiner, or refuses to confirm a scheme of arrangement proposed by such an examiner), the Company does not have the means of immediately discharging its joint and several liabilities with respect to the Company Guarantee Obligations.

4.10

Finally, management of the Company has also explained to me that, given the unliquidated, contingent and / or disputed nature of the Opioid Claims, the Generics Price Fixing Claims and the Opioid Claims, it has not been possible for the Company to reasonably determine a fair value for these claims (in accordance with applicable accounting standards), and that, accordingly, no provision has been made in respect of such claims in the Statement of Affairs.

Assets

Investments in subsidiaries

4.11	As noted above, the Company is the parent company of the Group. The principal asset of the Company historically was its investment in Group subsidiaries.

•	Investments in each of the subsidiaries are originally stated in the accounts of the Company at cost and are subsequently tested for impairment on an annual basis.

•

The Company recognised a significant impairment in FY2020 in the value of its investments in Group subsidiaries due to the impact of the Chapter 11 proceedings on the share price of the Company which, prior to the Chapter 11 Petition Date was $0.75 cent and now stands at $0.12 cent.

•

In accordance with FRS102, a $403.8 million impairment charge was recorded during the year end 25 December 2020, resulting in a full write-off of the entirety of the Company’s investment in subsidiaries, which is not ascribed any value in the Statement of Affairs.

Intercompany Receivables

4.12

Amounts due to the Company from subsidiary undertakings amount to $302.9 million as of 31 December 2021 and include balances due from MIFSA of $302.9 million as part of the Cash Pooling arrangement in place. The balance is repayable on demand and is interest bearing. Other trade receivables amount to $13.5 million which consists of (a) insurance prepayments of $12.5 million, (b) prepaid legal costs of $0.7 million and (c) $0.3 million which consists of VAT recoverable, all of which relate to transactions in the normal course of business.

Cash and Cash Equivalents

4.13	The Company had cash at bank of $12.7 million as of 31 December 2021.

Other current liabilities

4.14

Other current liabilities totalling $2.5 million consist of trade payables of $0.4 million and accruals $2.1 million comprising $1.2 million of legal fees, $0.2 million of audit fees and $0.7 million of consulting fees.

Creditor Listing

4.15	A full listing of the creditors of the Company are annexed hereto at Appendix 6.

5 Section 511 (3) (d) Companies Act 2014 – Deficiency between Assets & Liabilities

“His opinion as to whether any deficiency between the assets and liabilities of the company has been satisfactorily accounted for or, if not, as to whether there is evidence of a substantial disappearance of property that is not adequately accounted for”

5.1	The audited financial statements for the Company as of 25 December 2020 shows that the Company had positive net assets of $387.6 million

5.2	The Estimated Statement of Affairs as of 31 December 2021 shows that the Company has a net asset deficiency of $162.2 million.

5.3

The reduction in the net asset position of the Company can, for the reasons explained in greater detail at Section 4 above, be primarily attributed to the recognition of a $488.7 million provision in the Company accounts in respect of the Company Guarantee Obligations.

5.4	I am satisfied that all assets and liabilities of the Companies have been satisfactorily accounted for.

5.5	Furthermore, I am satisfied that there is no evidence of any disappearance of property that is not adequately accounted for.

6 Section 511 (3) (e) Companies Act 2014 – Prospect of Survival as a Going Concern

“His opinion as to whether the Company, and the whole or any part of its undertaking, would have a reasonable prospect of survival as a going concern and a statement of the conditions which he considers are essential to ensure such survival, whether as regards the internal management and controls of the Company or otherwise”

Introduction

6.1

Within the scope of my assessment, I have reviewed the financial position of the Company with management to assess the business and the prospects of survival of the Company as a going concern. My assessment draws consideration from the following:

•	Historical trading performance of the Company and Group as a whole;

•	Background to the Chapter 11 process and the difficulties experienced by the Group prior to the Chapter 11 petition date;

•	Audited financial statements for the year ending December 2018, 2019 and 2020 for the Company on a standalone and consolidated basis;

•	Management Accounts for the financial year ending 31 December 2021 for the Company;

•	Financial Projections for the Company and Group ending December 2021 through December 2025;

•	The terms of the Plan and management’s proposals and their likely effect on future performance.

Historical Trading Performance

6.2	As set out at section 1.60, the Group has recorded the following consolidated trading results in the financial years ended 2018 to 2020 and nine month period ending 24 September 2021;

Year Ending In Millions $	FY 2018 (28 Dec ‘18)	FY 2019 (27 Dec ‘19)	FY2020 (25 Dec ’20)	FY2021 9 month period ending (24 Sept ’21)
Audited:	Yes	Yes	Yes	No
Revenue	$3,215.6	$3,162.5	$2,213.4	$1,611.6
Loss after Tax	($3,621.9)	($1,007.2)	$969.7	$513.4
Net Asset Position	$2,887.3	$1,940.7	$1,019.2	$513.4

6.3

As detailed in sections 1.61-1.71 (inclusive) the Group’s trading performance and operations have been significantly impacted by the COVID-19 pandemic and ongoing litigation against the Group, in particular, the Opioid and Acthar matters.

6.4

The net assets of the Group have been significantly impacted over the last three fiscal years by two key items. First, in FY2019, a charge of $1,643 million was booked by the Group to reflect a previously agreed-in-principle Opioid-Related Litigation Settlement that has now been superseded by a new agreement which forms part of the Plan discussed in further detail below. Second, in FY2020, a one-time charge of $641 million was retrospectively booked by the Group to reflect rebates due resulting from the Medicaid (Acthar related) lawsuit.

6.5

Excluding the one-time charge of $641 million recorded in FY2020, turnover for the Group decreased year on year by $413 million (13%) which has been driven largely by decreases in turnover of Acthar Gel and Ofirmev.

6.6	Sales of Acthar Gel decreased primarily as a result of the marketplace impact of the COVID-19 pandemic and continued payer scrutiny on overall specialty pharmaceutical spending.

6.7

In addition, changes to the Medicaid rebate calculation had the effect of reducing Acthar Gel turnover by $40.4 million during fiscal 2020. Sales of Ofirmev decreased by $107.5 million (28%) mainly driven by the overall reduction in elective surgeries due to the public health measures introduced as a result of the COVID 19 pandemic.

6.8

Net sales for the nine month period ending 24 September 2021 increased $81.0 million, or 5.3%, to $1,611.6 million, compared with $1,530.6 million for the nine month period ending 25 September 2020. This increase was primarily driven by a retrospective one-time charge of $535.1 million reflected as a component of net sales related to the Medicaid lawsuit during the nine month period ending 25 September 2020.

6.9

Net sales (excluding the one-time charge related to the Medicaid lawsuit) for the nine month period ending 24 September 2021 decreased $454.1 million, or 22.0%, to $1,611.6 million, compared with $2,065.7 million for the nine month period ending 25 September 2020. This decrease was primarily driven by a decrease in the Group’s Specialty Brands segment including a significant decrease in net sales of Ofirmev, Acthar Gel and INOmax.

6.10	Group losses for the nine month period ending 24 September 2021 amount to c. $513.4 million.

Chapter 11 Proceedings and the Plan

6.11

As set out in section 1 of this report, the Company and certain of its subsidiaries voluntarily initiated the Chapter 11 Proceedings with a view to facilitating the implementation of the Restructuring to be documented by the Plan.

6.12	The principal terms of the Plan will provide for, among other things:

•	A financial restructuring which will deliver an overall reduction of Group debt by $1,320 million which will improve the Group’s balance sheet and enable it to focus on long-term growth;

•	Payment in full of administrative and priority claims as required by the Bankruptcy Code;

•	Establishment of a number of opioid trusts to be funded by $1,725 million in cash and additional non-cash consideration to address all opioid related litigation and claims;

•	Establishment of the General Unsecured Claims Trust to address certain other unsecured creditor claims; and

•	A settlement of all state and federal Acthar Gel-related litigation.

Reduction of Debt / Capital Reorganisation

6.13	The Chapter 11 Plan envisages a substantial reduction in senior debt reduction (principal and accrued interest) within the Group as reflected in the below table;

Pre-petition Capital Structure	$m	*Reorganised Capital Structure	$m
First Lien Revolving Credit Facility Claims	900	New Term Facility	900
First Lien Term Loan Claims	1,767.5	New Take Back Term Loan Facility	1,767
First Lien Notes Claims	505	First Lien Secured Notes	495
Second Lien Notes Claims	329.7	Second Lien Secured Notes	323
Guaranteed Unsecured Notes / Debentures	1,695.9	Takeback Second Lien Notes	375

	5,198.1		3,860

*	Actual amounts of indebtedness post-restructuring will depend on the date of emergence of the Debtors from Chapter 11.

6.14

Holders of Guaranteed unsecured notes claims will receive their pro-rata share of $375 million new secured takeback second lien notes due 7 years after emergence and 100% of New Mallinckrodt Common Shares subject to dilution on account of the New Opioid Warrants and the Management Incentive Plan.

6.15	The Plan envisages the elimination of all current equity interests and claims.

Establishment of the General Unsecured Claims Trust

6.16	The Plan provides for the establishment of a trust (the “General Unsecured Claims Trust”) which shall be funded by “General Unsecured Claims Trust Consideration” comprised of:

•	a cash amount of $135 million on the Effective Date;

•	an assignment of certain claims or causes of action held by certain of the Chapter 11 Debtors against third parties; and

•

certain non-cash assets of the Chapter 11 Debtors including certain contingent value rights associated with the Terlivaz product, preference claims, certain assigned litigation claims, and future rights to certain proceeds in connection with the sale of the StrataGraft and VTS-270 priority review voucher assets.

6.17	The Plan provides for recoveries for certain of the Chapter 11 Debtors’ unsecured creditors from the General Unsecured Claims Trust Consideration.

Establishment of Trust for Opioid related litigation and claims

6.18	The Plan provides for the establishment of a master distribution trust (the “Opioid MDT II Trust”) which shall be incorporated for the purpose of receiving the Opioid MDT II Consideration, comprising:

(a)

a cash payment to be made on the Effective Date in an amount equal to $450 million of which $445 million will be paid to the Opioid MDT II and $5 million of which shall be on account of the Public Schools’ Special Education Initiative Contribution and contributed to the Public Schools’ Special Education Initiative (each as defined in the Plan);

(b)	The right to receive the following cash payments on the following dates:

•	$200 million on each of the first and second anniversaries of the Effective Date;

•	$150 million on each of the third through seventh anniversaries of the Effective Date; and

•	$125 million on the eighth anniversary of the Effective Date.

(c)

New Mallinckrodt Share Warrants (as defined in the Plan) up to a total of 19.9% of new shares (subject to dilution by the Management Incentive Plan (as defined in the Plan)) at a strike price reflecting an aggregate equity value for the Chapter 11 Debtors of $1.551 billion, which warrants shall be exercisable at any time on or prior to the sixth anniversary of the Effective Date of the Plan;

(d)	an assignment of the benefit of certain claims or causes of action held by the Debtors against third parties and an assignment of the benefit of certain insurance rights of the Debtors.

6.19	The Opioid Trust will in turn channel funding to a number of agreed special purpose trusts and entities for the purposes of resolving all Opioid Claims.

6.20

The Plan provides that all Opioid Claims shall automatically, and without further act, deed, or court order, be channelled exclusively to, and all of Mallinckrodt’s liability for Opioid Claims shall be assumed by, the Opioid Trust and each Opioid Claim shall be resolved in accordance with the terms, provisions, and procedures of the Opioid Trust Documents.

6.21

In addition to the establishment of a separate trust, the Plan also provides for an agreed upon operating injunction with respect to the operation of the Group’s Opioid business and the appointment of independent individual to evaluate and monitor compliance with the injunction.

Settlement of Federal/State Acthar Gel Related Litigation

6.22

As noted in Section 1, the Specialty brands subsidiaries were the subject of more than 25 separate litigations and government investigations with a potential aggregate exposure of over $15,000 million in damages for the Group.

6.23

The Chapter 11 Plan provides that the Acthar Claims held by the U.S. Government and states and all liability of the Debtors with respect thereto, shall be fully and finally settled pursuant to the terms of settlement agreements (the “Federal / State Acthar Settlement Agreements”) between the Company and its subsidiary, Mallinckrodt ARD LLC with the United States of America and the states (the “Federal / State Acthar Settlement Agreements”). The Federal / State Acthar Settlement Agreements will provide for the following payments to be made by the Company and Mallinckrodt ARD LLC:

•	$15 million on the first anniversary of the Effective Date;

•	$20 million on each of the second and third anniversaries of the Effective Date;

•	$32 million on each of the fourth and fifth anniversaries of the Effective Date; and

•	$62 million on each of the sixth and seventh anniversaries of the Effective Date.

Management Incentive Plan

6.24

On the Plan Effective Date, the Reorganized Debtors shall adopt the management incentive plan (the “MIP”) providing for the issuance to management, key employees and directors of the Reorganized Debtors of 10% of the fully diluted New Mallinckrodt Common Shares to be allocated by the board of directors of the Reorganized Debtors.

Conditions Precedent

6.25

The consummation, or completion, of the transactions contemplated by the Chapter 11 Plan and the Restructuring is contingent upon the satisfaction or waiver of certain conditions precedent which are set out in detail in the Chapter 11 Plan itself, and which include, among others;

•	that the RSA remains in full force and effect;

•	the entry by the U.S. Bankruptcy Court of the U.S. Confirmation Order;

•

entry by the U.S. Bankruptcy Court of an order with respect to the operation of the Mallinckrodt Group’s opioid business or any subsequent purchaser of the Mallinckrodt Group’s opioid business (regardless of whether the Mallinckrodt Group’s opioid business is sold through the United States bankruptcy process or after, and regardless whether the purchaser buys all or just a portion of the Mallinckrodt Group’s Opioid Business) (such order, the “Opioid Operating Injunction Order”);

•	that all documents and agreements necessary to implement the Chapter 11 Plan shall have been documented in compliance with the RSA, executed and tendered for delivery;

•	that all actions, documents, certificates, and agreements necessary to implement the Chapter 11 Plan shall have been effected or executed and delivered to the required parties;

•	that all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Chapter 11 Plan have been obtained;

•	that all conditions precedent to the consummation of the Opioid Settlement and related transactions have been satisfied or waived by the party or parties entitled to waive them;

•

that the Chapter Plan, the Plan Supplement, the Opioid MDT II Documents (as defined in the Chapter 11 Plan), Opioid Creditor Trust Documents (as defined in the Chapter 11 Plan), and all of the schedules, documents, and exhibits contained in and exhibited to the Chapter 11 Plan, shall be consistent with the RSA;

•	that the U.S. Bankruptcy Court shall have confirmed that the U.S. Bankruptcy Code authorises the transfer and vesting of the Opioid MDT II Consideration (as defined in the Chapter 11 Plan);

•	that the Canadian Court shall have issued an order recognising the U.S. Confirmation Order;

•	that the Restructuring to be implemented on the Effective Date is consistent with the Chapter Plan, any scheme of arrangement that may be confirmed by the Irish High Court, and the RSA;

•	that the restructuring to be implemented on the Effective Date shall be reasonably consistent with the OCC Settlement; and

•	that the restructuring to be implemented on the Effective Date shall be reasonably consistent with the UCC Settlement.

Consolidated Income Statement Projections

6.26	We have discussed the Group’s income statement and balance sheet projections as set out in the below table with management;

Fiscal Year ending

$ Millions	Dec-21F	Dec-22	Dec-23	Dec-24	Dec-25
Net Sales	$2,233	$2,207	$2,270	$2,389	$2,400
Gross Profit	$1,481	$1,415	$1,419	$1,494	$1,482
Adjusted EBITDA	$805	$791	$787	$849	$820

The Group’s income statement and balance sheet projections as set out in the table above are in line with Mallinckrodt’s “Refresh of 2021 Strategic Plan” furnished to the SEC via FORM 8-K on 26 October 2021.

6.27	Group sales are expected to grow from $2,207 in FY22 to $2,400 in FY25.

6.28	Key assumptions around the growth in turnover in respect of both business segments are set out below;

•	Specialty Brands Segment: The Group’s speciality brands business is focused on five key brands – Acthar Gel, INOmax, Therakos, Amitiza and Ofirmev.

•	Acthar Gel accounted for 37% of the Specialty brands business in FY2020. Projected sales reflect the following:

•	Adverse impact of new competition in the market;

•	Positive impact of assumed return to pre-pandemic prescriber and patient behaviour;

•	Positive impact of assumed demand driven by protracted clinical trials to enhance on-market indications and to modernise the brand; and

•	Positive impact of the launch of new drug presentation to improve patient and caregiver experience with the brand.

•	INOmax accounted for 28% of the Specialty brands business in FY2020. Projected sales reflect the following:

•

Adverse impact from continued price erosion and volume loss from competition – stabilising throughout the projection period with the introduction of a new delivery device which is expected to enhance the products reliability and ease of use versus competitive delivery devices; and

•	Positive impact from increased revenue growth in international markets.

•

Therakos – Accounted for 12% of the Specialty brands business in FY2020 and is the only provider of ECP used to treat Cutaneous T-cell Lymphoma (CTCL) and acute Graft vs Host Disease (GvHD) [outside of the United States]. Projected sales reflect the following:

•	Adverse impact from increased utilisation in competing therapies and treatments for these conditions during the pandemic.

•	Amitiza and Ofirmev – Accounted for 23% of the Specialty brands business in FY2020.

•	Adverse impact from transition from exclusive branded sales to generic market product. (Patent Expiry) More generic competitors expected to enter market and erode market share and price.

•

Specialty Generics Segment: The Group’s Specialty Generics Segment is expected to return to growth after a multi-year decline driven by competition, payer consolidation and market wide reductions in demand for opioid products. Growth is expected by successfully launching a continuous stream of newer generic products. Growth is also expected from capacity expansions and entrances into new international markets.

•

Research and Development: The Group commits significant resources to Research and Development activities. In FY2020, $291million was incurred on R&D related expenses. The Group expects to continue its focus on R&D in relation to existing and new products. The Group intends to focus its R&D activity on the Critical Care business opportunities of its Specialty Brands segment. The Group has completed Phase 3 clinical studies for 2 of its developing programs – terlipressin for the treatment of HRS-1 and Stratagraft for the treatment of deep partial thickness burns.

•

COVID-19: Although the COVID-19 pandemic has had a material impact on the Group’s performance, the Group have continued to manufacture, supply and deliver its products without major interruptions. At present, management do not anticipate material COVID-19-related manufacturing or supply chain issues. However, in view of the rapid and evolving nature of the COVID-19 pandemic, the full extent to which the COVID-19 pandemic will directly or indirectly impact the Group’s business performance and financial condition is dependent on future developments which are highly uncertain and unpredictable.

Consolidated Free Cash Flow (“FCF”) Projections

6.29	We have discussed the Group’s cash flow projections with management.

	Fiscal Year ending
$ Millions	Dec-22	Dec-23	Dec-24	Dec-25
Adjusted EBITDA	$791	$787	$849	$820
Unlevered FCF	$505	$423	$554	$533
Levered FCF	$240	$37	$161	$159

6.30	The Group is expected to generate stable cash earnings from operations from FY22 through FY25.

6.31

Cash from investing activities will primarily be driven by an increase in capital spending to support the Launch of “EVOLVE” – a new delivery device for the INOMax product. Capital spending is also expected for the Specialty Generics projects to increase plant capacity.

6.32

Cash Flow from financing activities largely reflect repayment of debt, Opioid Deferred Cash Payments, Acthar Deferred Cash Payments and contingent payments due to other parties under product acquisition of licence agreements.

Other Key Assumptions adopted in preparing financial projections

6.33

To develop projections in respect of both business segments – speciality brands and speciality generics, the Group evaluated market conditions, surveyed the competitive landscape, assessed price and volume dynamics and applied specific knowledge of key customer actions in each product category. Key factors considered in developing the projections include;

•	Overall market trends for similar branded drugs;

•	Impact of anticipated competitive entrants in the branded drugs segment and changes in expected numbers of competitors and/or their collective impact on pricing and market shares;

•	Analysis of in-line products and existing portfolio performance; and

•	Assessment of potential, recent developments and expected progress/evolution of pipeline products.

6.34	I am satisfied that the trading forecasts prepared by management have been prepared on a prudent basis taking into consideration the current market and operational environment.

Opinion on Financial Projections and whether the Company has a reasonable prospect of survival.

6.35

My opinion as to whether the Company has a reasonable prospect of survival is primarily based on the historic performance and future projections of the Group post restructuring and discussions with management in respect of same as well as an in-depth review of the Plan of reorganisation.

6.36

The Group’s trading and cashflow position over the last three years has been materially and negatively impacted by litigation and claims relating to the opioid, Acthar and other matters with net losses (including extraordinary, one-time charges) of nearly $2,000 million incurred during this period. Without settlement or resolution, future liabilities relating to these claims which cannot be reliably quantified are broadly estimated to be in the region of billions or trillions.

6.37

Whilst COVID-19 has had a material impact on the Group’s performance during FY2020 and FY2021 and continues to present key risks, challenges and uncertainties for the Group, the Group has continued to manufacture, supply and deliver its products without major interruptions. In addition, the Group continues to engage in a number of initiatives to support the fight against COVID-19.

6.38

The Plan envisages the reduction of approximately $1,300 million in senior funded debt and the settlement of current litigation matters, claims and disputes with senior debt holders which will mitigate uncertainty and enable the Group to improve its balance sheet position and focus on long term growth and value maximisation.

6.39

In their projections, management have forecasted Group revenue growth of c.7.5% from FY2021 to FY2025 and stable cash generation throughout the projection period and in the subsequent fiscal years. These projections are contingent on the successful implementation of the Restructuring.

6.40	The Group’s growth is primarily expected to be driven by its Specialty Generics division with the key driver being new product commercialization. This is anticipated to be as a result of a number of factors including an expected return to pre-pandemic doctor and patient behaviours, increased demand due to enhanced safety and efficiency trial data and modernised application and treatment methods and technologies.

6.41

Whilst management have cited increased competition across all of its product lines as a key risk for price and market share erosion, they have also outlined effective strategies to counteract this risk including strategic investment in R&D and enhancement of current safety and efficiency trial data for existing products, extended production capacities and entrances to new markets for generic products and the upgrade and modernisation of devices and equipment to complement its products and brands.

6.42

As the Company is reliant on the performance of the Group, the forecasted performance projected by management is expected to positively affect the position of the Company and the value of its subsidiary holdings.

6.43	Having considered all of the above, I am of the opinion that the Company and its undertaking has a reasonable prospect of survival as a going concern.

6.44	Further, I consider that the essential conditions that would likely need to be satisfied in order for the Company and its undertaking to survive as a going concern are as follows:

(a)	the appointment of an Examiner to the Company pursuant to Part 10 of the Companies Act by the High Court of Ireland;

(b)

the formulation and confirmation by the High Court of Ireland of a scheme of arrangement with respect to the Company that is materially consistent with the terms of the Chapter 11 Plan, and the satisfaction or waiver of all other conditions precedent specified in the Chapter 11 Plan; and

(c)	the consummation of the Chapter 11 Plan and the transactions contemplated thereby.

7 Section 511 (3) (f) Companies Act 2014 – Scheme of Arrangement

“His opinion as to whether the formulation, acceptance and confirmation of proposals for a compromise or scheme of arrangement would offer a reasonable prospect of the survival of the company, and the whole or any part of its undertaking, as a going concern”

7.1	The United States Bankruptcy Court confirmed the Plan on 3 February 2022. It is a condition precedent to the consummation of the Plan that:

“The High Court of Ireland shall have made an order confirming the Scheme of Arrangement in the Irish Examinership Proceedings and the Scheme of Arrangement shall have become effective in accordance with its terms (or shall become effective concurrently with effectiveness of the Plan).”

7.2

Accordingly, I understand that if an examiner is not appointed to the Company, the Plan will not be capable of implementation and the likely result is that the Company would be placed into liquidation (along with other Group subsidiaries) and in this context, as identified in section 8 below, significant losses would be incurred by creditors.

7.3	The Plan is supported by:

•	An ad hoc group of first lien term lenders holding approximately $1,320 million of the Company’s outstanding first lien term loans;

•

The Guaranteed Unsecured Notes Ad Hoc Group, who, together with the other Supporting Parties hold approximately 84% in principal amount of the Debtors’ Guaranteed Unsecured Notes Claims, supports the Plan.

•

50 U.S. states and U.S. territories, and the Plaintiffs’ Executive Committee in the opioid multidistrict litigation, which recommended that more than 1,000 plaintiffs in multi-district litigation against the Company support the Amended Plan and RSA;

•	The MSGE Group, which represents more than 1,300 counties, municipalities, tribes and other governmental entities, across 38 states and territories, with opioid-related litigation against the Company;

•	An ad hoc group of second lien noteholders holding a majority of the outstanding second lien notes;

•	The Unsecured Creditors’ Committee;

•	The Future Claims Representative; and

•	The Opioid Creditors Committee.

7.4

I understand that as the Company is incorporated and registered in Ireland, it is necessary for the Company to be placed into examinership to allow for fundamental aspects of the Plan to be implemented in Ireland through a scheme of arrangement which include;

•	the cancellation of the existing capital of the company;

•	the replacement of the Company’s constitution;

•	the creation and issuance of new ordinary shares in the capital of the Company to facilitate a debt for equity swap with certain creditors; and

•	the creation and issuance of new warrants in the capital of the Company to the Opioid MDT II in accordance with the settlement of Opioid Claims.

7.5

The Restructuring, as envisaged by the Plan and the draft scheme of arrangement appended to the petition, is fundamental to the overall reorganisation and survival of the Company and the Group as a whole.

7.6

Based on the proposed Chapter 11 Plan, details of which are outlined in Section 6 of this report, and subject to the conditions outlined therein, I am of the opinion that the formulation, acceptance and confirmation of proposals for a compromise or scheme of arrangement with respect to the Company would offer a reasonable prospect of survival of the Company as a going concern.

8 Section 511 (3) (g) Companies Act 2014 – Examinership vs Winding Up

“His opinion as to whether an attempt to continue the whole or any part of the undertaking would be likely to be more advantageous to the members as a whole and the creditors as a whole than a winding up of the company”

8.1	A statement of affairs for the Company has been prepared on a winding up basis and is set out in further detail below at 8.7.

8.2

In order to determine what equity, if any, would flow back to the Company in the event of a liquidation of all of the Company subsidiary undertakings a detailed liquidation analysis has been prepared for the Group.

8.3	As part of the Group’s Chapter 11 filing, Alix Partners, who are restructuring specialists, were retained to prepare a detailed liquidation analysis of each subsidiary within the Group.

8.4

These analyses were prepared as at 24 September 2021 and I am satisfied that based on discussions with both the Company and with Alix Partners that there has been no material change in their analysis as at 24 September 2021 and the present date.

Group Liquidation Statement of Affairs

8.5

The estimated liquidation statement of affairs for the Group as at 24 September 2021 (the “Group Liquidation Statement of Affairs”), which assumes that the liquidation of the Group, including the Company, would occur under Chapter 11 of the U.S. Bankruptcy Code, is set out in detail below;

MNK Consolidated Group Liquidation Statement of Affairs as of 24 September 2021	Group SOA
	$	‘000,000
Assets
Inventory		535
PP&E		273
Intangibles		2,255

Total		3,063

Cash and Cash Equivalents		1,046
Accounts Receivable		458
Other Assets		326

Total Assets		4,893
Liquidation Costs and Adjustments		(238)

Available for Distribution		4,655

Liabilities
Carve Out		(34)
Secured First Lien Claims		(3,244)
Secured Second Lien Claims		(356)
Administrative and Priority Claims		(204)

Available for Unsecured Claims		817

Unsecured Senior Notes		(1,544)
4.75% Unsecured Notes		(137)
Legacy Ludlow Debentures		(15)
General Unsecured Claims		(1,058)

Deficit as Regards to Unsecured Claims		(1,936)

8.6	The statement of affairs has been prepared on the basis of the information provided by management and incorporates a number of assumptions which are outlined below;

•	Liquidation Analysis assumes a Chapter 7 liquidation would commence on or around 24 September 2021 (the “Conversion Date”);

•	Liquidation Analysis is based on Net Book Values as of 25 December 2020, which is assumed to be representative of the Debtors’ and Non-Debtors’ assets as of the Conversion Date;

•	Cash is estimated as of the Conversion Date;

•

Secured First Lien Claims are estimated as of the Conversion Date and include accrued interest through 31 December 2021. The First Lien Notes include a make-whole premium of $38 million, as of the estimated transaction and settlement date in December 2021 under this contemplated scenario;

•

Secured Second Lien Claims are estimated as of the Conversion Date and include accrued interest through 31 December 2021. The Second Lien Notes include a make-whole premium of $25 million, as of the estimated transaction and settlement date in December 2021 under this contemplated scenario;

•

Guaranteed Unsecured Notes Claims include accrued interest through the Petition Date (12 October 2020); since the Guaranteed Unsecured Notes Claims are deemed to be impaired, they are not entitled to post-petition interest under the U.S. Bankruptcy Code;

•

4.75% Unsecured Notes Claims and Legacy Debenture Claims include accrued interest through the Petition Date (12 October 2020). Since the 4.75% Notes and Legacy Debentures are deemed to be impaired, they are not entitled to post-petition interest under the U.S. Bankruptcy Code; and

•	Litigation Claims and Opioid Claims remain unliquidated, contingent, or disputed, and the aggregate amounts of such Claims are unknown and are not reflected in the analysis herein.

Company Liquidation Statement of Affairs

8.7	The estimated liquidation statement of affairs for the Company as of 31 December 2021 (the “Company Liquidation Statement of Affairs”) is set out in detail below:

Estimated Liquidation Statement of Affairs of Mallinckrodt plc (Company only) as of 31 December 2021	31-Dec-21		Liquidation
	$	‘000,000	$	‘000,000
Assets
Intercompany Receivables		302.9		—
Other Current assets		13.5		5.2
Cash and Cash Equivalents		12.7		12.7

Total Assets		329.1		17.9

Liquidation Costs		—		2.2

Funds Available for Distribution to Creditors		329.1		15.7

Liabilities
Secured Creditors
First Lien and Second Lien Secured Claims				(3,565.5)
Preferential Creditors
Carve-Out & Admin Expenses				(0.1)

Funds Available to Unsecured Creditors		329.1		(3,549.9)

Unsecured Creditors
Other current liabilities		(2.5)		(9.0)
Intercompany Payable		(0.1)		(0.1)

Net Surplus/(Deficit)		326.5		(3,559)

Guaranteed Debt
Guaranteed Unsecured Notes Claims		(488.7)		(1,543.8)
4.75% Unsecured Notes Claims				(136.8)

Net (Deficit) in Assets		(162.2)		(5,239.6)

8.8	The statement of affairs has been prepared on the basis of the information provided by management and incorporates a number of assumptions which are outlined below;

•	Liquidation Analysis assumes a liquidation would commence on or around 31 December 2021 (the “Conversion Date”);

•	Liquidation Analysis is based on Net Book Values as of 25 December 2020, which is assumed to be representative of the Debtors’ and Non-Debtors’ assets as of the Conversion Date; and

•	Cash is estimated as of the Conversion Date.

8.9	The Company Liquidation Statement of Affairs shows a net deficiency of c.$5,239.6 million in the event of a liquidation of the Company.

8.10

Neither the Company Liquidation Statement of Affairs for the Company, nor the Group Liquidation Statement of Affairs, contains any provision with respect to the Opioid Claims, the Generics Price Fixing Claims or the Opioid Claims. Management of the Company has explained to me that, given the unliquidated, contingent and / or disputed nature of those claims, it has not been possible for the Company to reasonably determine a fair value for them, in accordance with applicable accounting standards.

Total Enterprise Value of the Reorganised Debtors

8.11	I understand that the Company retained Guggenheim Securities, LLC (“Guggenheim Securities”) to serve as its investment banker in connection with the Chapter 11 Proceedings.

8.12

I am further informed by the Company that, at the Chapter 11 Debtors’ request, and solely for the purpose of providing adequate information as required by the U.S. Bankruptcy Code to enable the holders of claims against and / or interests in the Chapter 11 Debtors (as well as other stakeholders entitled to vote to accept or reject the Plan) to make an informed judgment about the Plan, Guggenheim Securities performed various indicative financial analyses to estimate the total enterprise value (the “Total Enterprise Value”) of the Chapter 11 Debtors (as reorganised pursuant to the Plan, the “Reorganised Debtors”) on a consolidated going-concern basis and pro forma for the transactions contemplated by the Plan (the “Valuation Analysis”). I have been provided with, and I have reviewed, a copy of the Valuation Analysis which is attached at Appendix 7 to this report.

8.13

The Company has also informed me that, for the purposes of the Valuation Analysis, Guggenheim Securities performed a variety of financial analyses and considered a variety of factors in assessing the estimated Total Enterprise Value of the Reorganised Debtors. Among other things, I understand that Guggenheim Securities performed discounted cash flow analyses based on the financial projections prepared by the Chapter 11 Debtors, and compared the financial performance of the Chapter 11 Debtors with corresponding data for certain publicly traded companies that Guggenheim Securities deemed relevant in evaluating the Reorganised Debtors (as well as reviewed the trading multiples for such publicly traded companies).

8.14

Based on the various assumptions and other considerations described in the Valuation Analysis, Guggenheim Securities estimated the Total Enterprise Value of the Reorganized Debtors to be approximately $5,200 to $5,700 million, with a midpoint of $5,450 million.    The Valuation Analysis was conducted as of 16 April 2021, with an assumed Plan effective date of 24 September 2021.

8.15

I have also been provided with a copy of a declaration made by Punit Mehta of Guggenheim Securities and filed with the US Bankruptcy Court on 26 October 2021 in support of the Chapter 11 Debtors’ motion seeking confirmation of the Plan (the “Mehta Declaration”), referring to a summary refresh of the Chapter 11 Debtors’ strategic plan, which updated the Reorganised Debtors’ forecast through 2025 based on changes in certain high-level sales and cost assumptions prepared by the Chapter 11 Debtors’ management (the “Refresh”). I have also been provided with, and I have reviewed the Refresh. When comparing the Refresh with the Chapter 11 Debtors’ strategic plan underpinning Guggenheim Securities’ Valuation Analysis, the Mehta Declaration suggests the net effect of utilising the Refresh and including illustrative value for the StrataGraft Priority Review Voucher (holding all other factors constant) would lead to a decrease in estimated midpoint Total Enterprise Value of approximately 7%.

8.16

The Valuation Analysis provides a more detailed description of the indicative financial analyses performed by Guggenheim Securities, as well as certain caveats and considerations related to the analyses described therein. I have reviewed the Valuation Analysis, the Mehta Declaration and the Refresh, as well as the various assumptions, caveats and considerations on which they are based, and in my opinion they appear to be reasonable.

Conclusion

8.17

A Liquidation of the Company would result in a significant deficiency in the region of $5,239.6 million. When comparing the estimated outcome position, the Reorganised Debtors’ emergence as a going concern, which is one of the key assumptions on which the Valuation Analysis is based, is more advantageous to the creditors of the Company as a whole.

8.18

The Members of the Company shall receive no distribution on account of the existing issued share capital of the Company (“Existing Shares”) prior to the Effective Date under the Plan. On the Effective Date, the Existing Shares and all and any rights attaching or relating thereto will be cancelled.

8.19

Notwithstanding that the rights of the members and their respective shareholdings are cancelled under the plan I have concluded that based on the above information, and the proposals put forward by management, an attempt to continue the whole or part of the undertaking would likely be more advantageous to the creditors as a whole than a winding up of the Company.

9 Section 511 (3) (h) Companies Act 2014 – Recommended Course of Action

“Recommendations as to the course he thinks should be taken in relation to the Company including, if warranted, draft proposals for a compromise or Scheme of Arrangement”

9.1

On 3 February 2022, the U.S. Bankruptcy Court entered and order which confirmed and approved (amongst other things) the Plan. It is a condition precedent to the consummation of the Plan that the High Court approves a scheme of arrangement in respect of the Company under part 10 of the 2014 Act, which reflects the key terms of the Plan and the Restructuring insofar as they relate to the Company.

9.2	A draft Scheme of Arrangement, which is consistent with the Chapter 11 Plan, has been prepared by the Company and is exhibited to the verifying affidavit with respect to the Petition.

9.3

The draft Scheme of Arrangement has been prepared for the purposes of implementing certain aspects of the Plan insofar as it relates to the Company, and to ensure that certain aspects of the Restructuring are implemented as matter of the laws of Ireland. The draft scheme is subject to the independent review and input of the examiner if so appointed by the High Court.

9.4

Based on the available information and more specifically, the content set out within this report at “Section 6 – Prospect of Survival as a Going Concern” and “Section 8 – Examinership Vs Winding Up”, I would conclude that it is appropriate that the Company seek protection of the High Court, and that an Examiner is appointed to the Company, in order that the Examiner will have an opportunity to formulate proposals for a compromise or a scheme of arrangement between the Company, its creditors and members.

10 Section 511 (3) (i) Companies Act 2014 – Section 610 and 611 or 722 Proceedings

“His opinion as to whether the facts disclosed would warrant further enquiries with a view to proceeding under Sections 610 and 611 or Section 722”

10.1

Within the scope of my work in conducting this report I have not identified any issues that would warrant further enquiries in respect of issuing proceedings pursuant to Sections 610, 611 or 722 of the 2014 Act.

11 Section 511 (3) (j) Companies Act 2014 – Details of Funding Required

“Details of the extent of the funding required to enable the company to continue trading during the period of protection and the sources of that funding”

11.1

The Company, as the parent company of the Group, does not have significant cash flow activity relative to its subsidiary entities. As set out at Section 1 of this report under “Cash Pooling” the Company’s cash is managed under the CMA in place.

11.2

During the course of the examinership the Company’s cash flow requirements relate predominantly to payment of professional fees associated with the Group restructuring and certain operational costs such as Group insurance policies and board director fees and associated taxes.

11.3	During the period of protection, the Company has identified payment obligations of $6.2 million over a 100 day period.

11.4

During the protection period, the Company will rely upon existing working capital resources to meet its obligations. The Company currently has cash on hand of $11.8 million with the ability to draw upon additional working capital up to c.$302.9 million through its CMA in place with MIFSA .

11.5	At the end of the protection period the Company is forecasting a cash surplus of $5.55 million.

11.6	A summary cash flow forecast for the period 7 February 2022 to 27 May 2022 is attached at Appendix 5.

12 Section 511 (3) (k) Companies Act 2014 – Pre-Petition Liabilities

“His/Her recommendations as to which liabilities incurred before the presentation of the petition should be paid”

12.1

Following discussions with management, I understand that the Company currently incurs and discharges liabilities owing to various third parties that arise in the ordinary course of its business (the “Ordinary Course Liabilities”) in accordance with the requirements of certain Orders entered by the U.S. Bankruptcy Court, and certain procedures set out under the U.S. Bankruptcy Code.

12.2

A significant amount of the Ordinary Course Liabilities are incurred to various professional advisors that have been retained by the Company for the purposes of the ongoing Restructuring, including in preparation for the filing of the Petition. I understand that these fees are subject to oversight and review by the U.S. Trustee in order to ensure that they adhere to certain payment caps and requirements as set out by the terms of the relevant Orders of the U.S. Bankruptcy Court and the requirements of the U.S. Bankruptcy Code.

12.3	The following Ordinary Course Liabilities have accrued as at the date of this Report (the “Pre-Petition Ordinary Course Liabilities”):

Payee	Description	Amount
Computershare Inc	Operating Disbursement	$12,828
Green Couriers	Operating Disbursement	$1,116
PricewaterhouseCoopers LLP	Operating Disbursement	$50,350
Willis Towers Watson	Operating Disbursement	$6,684
ArthurCox LLP	Restructuring Costs	$1,518,096
Non-Executive Directors (Plc)	Operating Disbursement	$254,124
Matheson	Restructuring Costs	$356,395
Allen & Overy LLP	Operating Disbursement	$166,557
Bryan Cave Leighton Paisner LLP	Operating Disbursement	$33,887
Deutsche Bank AG	Operating Disbursement	$7,028
Swiss Re International SE, UK Branch	Operating Disbursement	$10,242

Total		$2,417,307

12.4	Based on discussions with management in relation to the nature of the Pre-Petition Ordinary Course Liabilities, and having regard to:

(a)	the need for the Company to continue to have access to the professional services provided to date by its advisors;

(b)	the fact that all Ordinary Course Liabilities incurred by the Company (including the Pre-Petition Ordinary Course Liabilities) are scrutinised in accordance with terms of the relevant

Orders of the U.S. Bankruptcy Court and the requirements of the U.S. Bankruptcy Code before they are paid in order to ensure that they are necessarily and appropriately incurred in the ordinary course of business;

(c)	the fact that the Chapter 11 Plan also provides for all Ordinary Course Liabilities that are duly incurred should be paid in the ordinary course, and will not be impaired; and

(d)

the cash-flow analysis set out in Section 11 above, which demonstrates that the Company has sufficient cash to discharge the Pre-Petition Ordinary Course Liabilities without compromising its ability to discharge Ordinary Course Liabilities that are expected to be incurred by the Company after the appointment of any examiner,

I recommend that the Company should pay all Pre-Petition Ordinary Course Liabilities that have been validly incurred in accordance with the relevant Orders of the U.S. Bankruptcy Court and the requirements of the U.S. Bankruptcy Code.

13 Section 511 (3) (l) Companies Act 2014 – Formation of Creditor’s Committee

“His opinion as to whether the work of the Examiner would be assisted by a direction of the Court in relation to the role or membership of any creditors committee referred to in Section 538”

13.1

With respect to proposals put forward by management and the make-up of the creditors of the Companies, I am of the opinion that that an Examiner would not be assisted by the establishment of a committee of creditors as referred to in Section 538 of the Companies Act 2014.

14 Section 511 (3) (m) Companies Act 2014 – Other Matters

“Such other matters as he thinks relevant”

14.1

As outlined at “Section 6 – Prospects of Survival as a Going Concern”, the success or otherwise of the Company in implementing the Plan is contingent on the appointment of an Examiner, the consummation of the Plan and the successful implementation of a scheme of arrangement in Ireland with respect to the Company.

Signed:	/s/ Mark Degnan
MARK DEGNAN
PARTNER
DELOITTE IRELAND LLP

Appendix 1 – Group Structure Chart

Appendix 2 – Other Directorships

Director	Other Directorships
Mark Trudeau

•  American Pharmaceutical Institute

•  Donald Danforth Plant Life Center Trustees

•  Mallinckrodt Pharmaceuticals Ireland Limited

•  Pharmaceutical Research and Manufacturers of America

•  St. Louis Science Center Board of Commissioners

•  TE Connectivity Ltd

Joann A. Reed	• American Tower Corporation • St. Marys College of Notre Dame • Waters Corp

James Martin Carroll	• Catalent Pharma Solutions • Inotek Pharmaceuticals Corp • Therapeutics MD, Inc.

Kneeland C. Youngblood

•  American Beacon Advisors

•  Dallas Police Fire Pension Fund

•  Egenera Inc.

•  Energy Future Holdings Corp.

•  GFGI

•  Oncor Electric Delivery

•  Pace Holdings Corp I

•  Pace Holdings Corp II

•  Pharos Capital BCC, Inc

•  Reel FX, Inc.

•  Scientific Games Corporation

•  Southwestern Medical Foundation

•  TPG Pace Holdings Corp.

David R. Carlucci	• MasterCard Incorporated

Angus Russell	• Celtic Pharma Holdings • Celtic Pharma I • Lineage Cell Therapeutics, Inc. • Questcor Pharmaceuticals, Inc. • Revenue Therapeutics, Inc. • Therapeutics MD, Inc.

David Norton	• American Foundation for Suicide Prevention • Compass Pathfinder Holdings Limited • Global TB Alliance • INC Research Holdings Inc. • Ryn Holdings Pty Ltd. • VIVUS Inc.

Paul Carter	• Alder BioPharmacueticals, Inc. • Hutchison China Meditech Ltd.

Anne Whitaker	• Aerami Therapeutics • Anne Whitaker, LLC • Chason Dreams, LLC • Cree, Inc • KNOW Bio, LLC • University of North Alabama Foundation Board • Vectura Group plc

Carlos Paya Cuenca	• Fluidigm Corporation • Immune Design Corp.

Appendix 3 – Summary of the treatment of claims under the Plan & Voting outcome

Class	Claim	Treatment under the Chapter 11 Plan	Voting Outcome

1	Other Secured Claims	Each Holder of Allowed Other Secured Claims shall receive (a) payment in full (b) collateral securing their claims or (c) such other treatment that would render them unimpaired as a matter of United States Bankruptcy law, as determined by the Chapter 11 Debtors with the reasonable consent of the parties to the Restructuring Support Agreement.	N/A – Holders of this class were unimpaired and therefore presumed to have accepted the Chapter 11 Plan and not entitled to vote thereon.

2(a)	First Lien Revolving Credit Facility Claims	Each Holder of Allowed First Lien Revolving Credit Facility Claims shall be repaid in full in cash on the Effective Date as set forth in the Chapter 11 Plan.	N/A – Holders of this class were unimpaired and therefore presumed to have accepted the Chapter 11 Plan and not entitled to vote thereon.

2(b)	2024 First Lien Term Loan Claims	Each Holder of an Allowed 2024 First Lien Term Loan Claim shall receive, on the Effective Date, at the option of the Chapter 11 Debtors, either (a) (x) its Pro Rata Share of the New Takeback Term Loans attributable to the 2024 First Lien Term Loan Claims (which shall be issued in an amount equal to the 2024 First Lien Term Loans Outstanding Amount) plus (y) repayment in full in Cash of the First Lien Term Loans Accrued and Unpaid Interest attributable to the 2024 First Lien Term Loan Claims plus (z) its Pro Rata Share of the Term Loan Exit Payment or (b) (x) repayment of such Claims in full in Cash in an amount equal to the 2024 First Lien Term Loans Outstanding Amount plus (y) repayment in full in Cash of its Pro Rata Share of the First Lien Term Loans Accrued and Unpaid Interest plus (z) its Pro Rata Share of the Term Loan Exit Payment attributable to the 2024 First Lien Term Loan Claims.	Accepted

2(c)	2025 First Lien Term Loan Claims	Each Holder of an Allowed 2025 First Lien Term Loan Claim shall receive, on the Effective Date, at the option of the Chapter 11 Debtors, either (a) (x) its Pro Rata Share of the New Takeback	Accepted

Class	Claim	Treatment under the Chapter 11 Plan	Voting Outcome

Term Loans attributable to the 2025 First Lien Term Loan Claims (which shall be issued in an amount equal to the 2025 First Lien Term Loans Outstanding Amount) plus (y) repayment in full in Cash of its Pro Rata Share of the First Lien Term Loans Accrued and Unpaid Interest attributable to the 2025 First Lien Term Loan Claims plus (z) its Pro Rata Share of the Term Loan Exit Payment attributable to the 2025 First Lien Term Loan Claims or (b) (x) repayment of such Claims in full in Cash in an amount equal to the 2025 First Lien Term Loans Outstanding Amount plus (y) repayment in full in Cash of its Pro Rata Share of the First Lien Term Loans Accrued and Unpaid Interest attributable to the 2025 First Lien Term Loan Claims plus (z) its Pro Rata Share of the Term Loan Exit Payment attributable to the 2025 First Lien Term Loan Claims.

3	First Lien Notes Claims	Each Holder of the Allowed First Lien Notes Claims shall be reinstated on their existing terms.	Rejected

4	Second Lien Notes Claims	Each Holder of the Allowed Second Lien Notes Claim shall receive its Pro Rata Share of (i) the New Second Lien Notes (which shall be issued for an aggregate amount equal to the outstanding principal of the Second Lien Notes as at the Chapter 11 Filing Date) and (ii) payment in cash of accrued and unpaid interest on the Second Lien Notes.	Accepted

5	Guaranteed Unsecured Notes Claims	Each Holder of Allowed Guaranteed Unsecured Notes Claims shall receive its Pro Rata Share of (a) the Takeback Second Lien Notes (which shall be issued for an aggregate principal amount of USD$375 million) and (b) 100% of the New Mallinckrodt Ordinary Shares (subject to dilution on account of the New Opioid Warrants and the Management Incentive Plan).	Accepted

6(a)	Acthar Claims	Each Holder of Allowed Acthar Claims shall receive from the General Unsecured Claims Trust its Pro Rata Share of a sum equal to the aggregate of (a) USD$7.5 million; plus (b) such additional cash amount as may be allocated to each allowed Acthar Claim in accordance with the terms of the Chapter 11 Plan in order	Rejected

Class	Claim	Treatment under the Chapter 11 Plan	Voting Outcome
ensure that the recoveries of the Holders of the Acthar Claims satisfy the requirements of the U.S. Bankruptcy Code, but only to the extent that (i) the GUC Trust Consideration exceeds the costs and expenses of the General Unsecured Claims Trust and (ii) the amount of the allowed Acthar Claims exceed USD$7.5 million.

6(b)	Generics Price Fixing Claims	Each Holder of Allowed Generics Price Fixing Claims shall receive from the General Unsecured Claims Trust its Pro Rata Share of the sum of USD$8 million.	Rejected

6(c)	Asbestos Claims	Each Holder of Allowed Asbestos Claims shall receive from the General Unsecured Claims Trust its Pro Rata Share of the sum of USD$18 million.	Accepted

6(d)	Legacy Unsecured Notes Claims	Each Holder of Allowed Legacy Unsecured Notes Claims shall receive from the General Unsecured Claims Trust its Pro Rata Share of a sum equal to the aggregate of (a) USD$10,859,000; plus (b) such additional cash amount as may be allocated to each allowed Legacy Unsecured Notes Claim in accordance with the terms of the Plan in order ensure that the recoveries of the Holders of the Legacy Unsecured Notes Claims satisfy the requirements of the U.S. Bankruptcy Code, but only to the extent that the GUC Trust Consideration exceeds the costs and expenses of the General Unsecured Claims Trust.	Accepted

6(e)	Environmental Claims / Other General Unsecured Claims	Each Holder of Allowed Environmental Claims shall receive from the General Unsecured Claims Trust its Pro Rata Share of a sum equal to the aggregate of (a) USD$23,650,000 plus (b) such additional cash amount as may be allocated to each allowed Environmental Claim in accordance with the terms of the Chapter 11 Plan in order ensure that the recoveries of the Holders of the Environmental Claims satisfy the requirements of the U.S. Bankruptcy Code, but only to the extent that the GUC Trust Consideration exceeds the costs and expenses of the General Unsecured Claims Trust (the “Environmental Claims Recovery”).	Rejected

Class	Claim	Treatment under the Chapter 11 Plan	Voting Outcome
6(f)	Other General Unsecured Claims	Each Holder of Allowed Other General Unsecured Claims shall receive from the General Unsecured Claims Trust its Pro Rata Share of a sum equal to the aggregate of (a) USD$23,650,000 plus (b) such additional cash amount as may be allocated to each allowed General Unsecured Claim in accordance with the terms of the Chapter 11 Plan in order ensure that the recoveries of the Holders of the General Unsecured Claims satisfy the requirements of the U.S. Bankruptcy Code, but only to the extent that the GUC Trust Consideration exceeds the costs and expenses of the General Unsecured Claims Trust (the “Other General Unsecured Claims Recovery”).	Rejected

6(g)	4.75% Unsecured Notes Claims	Each Holder of Allowed 4.75% Unsecured Notes Claims shall receive from the General Unsecured Claims Trust its Pro Rata Share of a sum equal to the aggregate of (a) USD$56,991,000; plus (b) such additional cash amount as may be allocated to each allowed 4.75% Unsecured Notes Claim in accordance with the terms of the Chapter 11 Plan in order ensure that the recoveries of the Holders of the 4.75% Unsecured Notes Claims satisfy the requirements of the U.S. Bankruptcy Code, but only to the extent that the GUC Trust Consideration exceeds the costs and expenses of the General Unsecured Claims Trust.	Accepted

7	Trade Claims	Each Holder of Allowed Trade Claims that (a) votes to accept the Chapter 11 Plan and agrees to maintain favourable trade terms with the Mallinckrodt Group post-Effective Date shall receive its Pro Rata Share of USD$50 million (such share not to exceed the amount of such allowed Trade Claim) and (b) votes to reject the Chapter 11 Plan or does not agree to maintain favourable trade terms with the Mallinckrodt Group post-Effective Date shall receive its Pro Rata Share of the Environmental Claims Recovery / the Other General Unsecured Claims Recovery.	Accepted

8(a)	State Opioid Claims	All of the Chapter 11 Debtors’ liability with respect to the State Opioid Claims shall be assumed by the NOAT II on the Effective Date.	Accepted

Class	Claim	Treatment under the Chapter 11 Plan	Voting Outcome

The NOAT II will receive the following consideration from Opioid MDT II, after certain other payments with respect to other Opioid Claims have been made and certain expenses and distributions have been reserved for or paid (a) 97.1% of the first USD$625 million received, (b) 97.05% of amounts received in excess of USD$625 million and up to and including USD$1.25 billion, and (c) 97.0% of amounts received in excess of USD$1.25 billion.

The Holders of Allowed State Opioid Claims will receive distributions from NOAT II in accordance with the procedures set out in the NOAT Documents and the Chapter 11 Plan.

8(b)	Municipal Opioid Claims

All of the Chapter 11 Debtors’ liability with respect to the Municipal Opioid Claims shall be assumed by the NOAT II on the Effective Date.

The NOAT II will receive the following consideration from Opioid MDT II, after certain other payments with respect to other Opioid Claims have been made and certain expenses and distributions have been reserved for or paid: (a) 97.1% of the first USD$625 million received, (b) 97.05% of amounts received in excess of USD$625 million and up to and including USD$1.25 billion and (c) 97.0% of amounts received in excess of USD$1.25 billion.

The Holders of Allowed Municipal Opioid Claims will receive distributions from NOAT II in accordance with the procedures set out in the NOAT Documents and the Chapter 11 Plan.

Accepted

8(c)	Tribe Opioid Claims

All of the Chapter 11 Debtors’ liability with respect to the Tribal Opioid Claims shall be assumed by the TAFT II on the Effective Date.

The TAFT II will receive the following consideration from Opioid MDT II, after certain other payments with respect to other Opioid Claims have been made and certain expenses and distributions have been reserved for or paid: (a) 2.90% of the first USD$625 million received (b) 2.95% of amounts received in excess of USD$625 million and up to and including USD$1.25 billion and (c) 3.0% of amounts received in excess of USD$1.25 billion.

Accepted

Class	Claim	Treatment under the Chapter 11 Plan	Voting Outcome
The Holders of Allowed Tribe Opioid Claims will receive distributions from TAFT II in accordance with the procedures set out in the TAFT II Documents and the Chapter 11 Plan.

8(d)	U.S. Government Opioid Claims

All of the Chapter 11 Debtors’ liability with respect to the U.S. Government Opioid Claims shall be assumed by the Opioid MDT II on the Effective Date.

Certain U.S. Government entities holding U.S. Government Opioid shall receive, from the Opioid MDT II, a Pro Rata Share of a one off cash payment of USD$15 million, such distribution to occur in accordance with the procedures set out in the Opioid MDT Documents and the Chapter 11 Plan.

Accepted

9(a)	Third-Party Payor Opioid Claims

All of the Chapter 11 Debtors’ liability with respect to the Third-Party Payor Opioid Claims shall be assumed by the Third-Party Payor Trust on the Effective Date.

The Third-Party Payor Trust will receive, from the Opioid MDT II, USD$1 million and three payments amounts equal to (in the aggregate) 5.21% of the sum of (a) the initial payment to the Opioid MDT II of USD$450 million and (b) the deferred payment to the Opioid MDT II of (i) USD$200 million on each of the first and second anniversaries of the Effective Date (ii) USD$150 million on each of the third through seventh anniversaries of the Effective Date; and (ii) USD$125 million on the eighth anniversary of the Effective Date (save to the extent that the Chapter 11 Debtors have exercised a pre-payment option provided for under the Chapter 11 Plan), after certain attorneys’ fees have been paid.

The Holders of Allowed Third-Party Payor Opioid Claims will receive distributions from the Third-Party Payor Trust in accordance with the procedures set out in the Third-Party Payor Trust Documents and the Chapter 11 Plan.

Accepted

9(b)	PI Opioid Claims	All of the Chapter 11 Debtors’ liability with respect to the PI Opioid Claims shall be assumed by the PI Trust on the Effective Date.	Accepted

Class	Claim	Treatment under the Chapter 11 Plan	Voting Outcome

The PI Trust will receive, from the Opioid MDT II for distribution to the Holders of the PI Opioid Claims, amounts equal to 9.3% of the total cash proceeds of the assets received by Opioid MDT II from the Chapter 11 Debtors, after deducting payments to certain other Opioid Claimants and after certain other expenses have been discharged.

The Holders of Allowed PI Opioid Claims will receive distributions from the PI Trust in accordance with the procedures set out in the PI Trust Documents and the Chapter 11 Plan.

9(c)	NAS PI Opioid Claims

All of the Chapter 11 Debtors’ liability with respect to the NAS PI Opioid Claims shall be assumed by the PI Trust on the Effective Date.

The PI Trust will receive, from the Opioid MDT II for distribution to the Holders of the NAS PI Opioid Claims, cash payments equal to 0.625% of the total cash proceeds of the assets received by Opioid MDT II from the Chapter 11 Debtors, after deducting payments to certain other Opioid Claimants and after certain other expenses have been discharged.

The Holders of Allowed NAS PI Opioid Claims will receive distributions from the PI Trust in accordance with the procedures set out in the PI Trust Documents and the Chapter 11 Plan.

Accepted

9(d)	Hospital Opioid Claims

All of the Chapter 11 Debtors’ liability with respect to the Hospital Opioid Claims shall be assumed by the Hospital Trust on the Effective Date.

The Hospital Trust will receive, from the Opioid MDT II, cash payments equal to 3.57% of the total cash proceeds of the assets received by Opioid MDT II from the Chapter 11 Debtors, after deducting payments to certain other Opioid Claimants and after certain other expenses have been discharged.

The Holders Allowed of Hospital Opioid Claims will receive distributions from the Hospital Trust in accordance with the procedures set out in the Hospital Trust Documents and the Chapter 11 Plan.

Accepted

Class	Claim	Treatment under the Chapter 11 Plan	Voting Outcome
9(e)	Ratepayer Opioid Claims

All of the Chapter 11 Debtors’ liability with respect to the Ratepayer Opioid Claims shall be channelled to an account (the “Ratepayer Account”) to be established by the Opioid MDT II on the Effective Date.

The Ratepayer Account shall receive a cash distribution from Opioid MDT II in the amount of USD$3 million on the Effective Date, from which certain expenses and attorneys’ fees can be discharged.

The Holders of Allowed Ratepayer Opioid Claims will receive distributions from the Ratepayer Account in accordance with the procedures set out in the Opioid MDT II Documents and the Chapter 11 Plan.

Accepted

9(f)	NAS Monitoring Opioid Claims

All of the Chapter 11 Debtors’ liability with respect to the NAS Monitoring Opioid Claims shall be assumed by the NAS Monitoring Trust on the Effective Date.

The NAS Monitoring Trust will receive, from the Opioid MDT II, a distribution in cash of USD$1.5 million, from which certain expenses and attorneys’ fees can be discharged.

The Holders of Allowed NAS Monitoring Opioid Claims will receive distributions from the NAS Monitoring Trust in accordance with the procedures set out in the NAS Monitoring Trust Documents and the Chapter 11 Plan.

Accepted

9(g)	Emergency Room Physicians Opioid Claims

All of the Chapter 11 Debtors’ liability with respect to the Emergency Room Physicians Opioid Claims shall be assumed by the Emergency Room Physicians Trust on the Effective Date.

The Emergency Room Physicians Trust will receive, from the Opioid MDT II, a distribution in cash of USD$4.5 million, from which certain expenses and attorneys’ fees can be discharged.

The Holders of Allowed Emergency Room Physicians Opioid Claims will receive distributions from the Emergency Room Physicians Trust in accordance with the procedures set out in the Emergency Room Physicians Trust Documents and the Chapter 11 Plan.

Accepted

Class	Claim	Treatment under the Chapter 11 Plan	Voting Outcome
9(h)	Other Opioid Claims

All of the Chapter 11 Debtors’ liability with respect to the Other Opioid Claims shall be assumed by the Opioid MDT II on the Effective Date.

Each Holder of an allowed Other Opioid Claim shall receive, on each date upon which the Opioid MDT II receives a deferred cash payment from the Chapter 11 Debtors, an amount such that (a) the cumulative aggregate recovery to the Holder of such allowed Other Opioid Claim, divided by the total amount of allowed Other Opioid Claims to date equals (B) the aggregate amount of distributions made by the Opioid MDT II to NOAT II divided by the sum of USD$3,079,053 million, subject to the ability of the Holder of an allowed Other Opioid Claim to challenge the method for calculating the amount of its distribution.

The Holders of Allowed Other Opioid Claims will receive distributions from the Opioid MDT II in accordance with the procedures set out in the Opioid MDT II Documents and the Chapter 11 Plan.

Rejected

9(i)	No Recovery Opioid Claims	The No Recovery Opioid Claims shall be discharged, cancelled and extinguished on the Effective Date and shall receive no recovery or distribution pursuant to the Chapter 11 Plan, save to the extent that any such No Recovery Opioid Claim becomes allowed after the Effective Date, in which case it will be treated as an Other Opioid Claim.	N/A – this class was deemed to have rejected the Chapter 11 Plan and therefore was not entitled to vote thereon

9(j)	Released Co-Defendant Claims	The Co-Defendant Claims held by Released Co-Defendants shall be discharged, cancelled and extinguished on the Effective Date and the Holders thereof shall receive no recovery or distribution pursuant to the Chapter 11 Plan, but they shall retains certain Co-Defendant Defensive Rights.	Rejected

10	Settled Federal / State Acthar Claims	The Allowed Settled Federal / State Acthar Claims shall be fully and finally settled and resolved on the terms of the Federal / State Acthar Settlement Agreements, which provide	Accepted

Class	Claim	Treatment under the Chapter 11 Plan	Voting Outcome
for the Company and its subsidiary, Mallinckrodt ARD LLC, to make payments totalling USD$233,707,865.17, plus interest at an annual rate of 0.6255%, to the Holders of the Allowed Settled Federal / State Acthar Claims in eight equal instalments in the proportions specified in the Federal / State Acthar Settlement Agreements.

11	Intercompany Claims and the Intercompany Interests	No property will be distributed to the Holders of allowed Intercompany Claims or the Intercompany Interests. Unless otherwise provided for under the Chapter 11 Plan, each Intercompany Claim and Intercompany Interest will either be reinstated or cancelled and released at the option of the Company in consultation with the parties to the Restructuring Support Agreement.	N/A – this class was deemed to have accepted OR rejected the Chapter 11 Plan and were therefore not entitled to vote thereon

12	Subordinated Claims	All Subordinated Claims shall be discharged, cancelled, and extinguished on the Effective Date. Each Holder of Subordinated Claims shall receive no recovery or distribution on account of such Subordinated Claims.	N/A – this class was deemed to have accepted OR rejected the Chapter 11 Plan and were therefore not entitled to vote thereon

14	Equity Interests	All existing Equity Interests shall be discharged, cancelled, released, and extinguished on the Effective Date.	N/A – this class was deemed to have rejected the Chapter 11 Plan and was therefore not entitled to vote thereon

Appendix 4 – Schedule of Security Provided

Credit Document	Borrowers / Issuers	Administrative Agent / Trustee / Collateral Agent	Security Documents entered into by Mallinckrodt PLC	Guarantee provided by Mallinckrodt PLC
Credit Agreement dated 19 March 2014	Mallinckrodt International Finance S.A. Mallinckrodt CB LLC	Deutsche Bank AG New York Branch as administrative agent	1. Irish law debenture dated 19 March 2014 granted in favour of Deutsche Bank AG New York Branch (as collateral agent) which includes, but is not limited to, the following:	Guarantee of all Obligations (as defined in the Credit Agreement) as set out in Article X of the Credit Agreement.

	as borrowers	Address: 60 Wall Street, New York, NY 10005	(a) fixed charges over:

•  Securities (as defined therein).

•  registrable Material Intellectual Property (as defined therein).

•  Receivables (as defined therein).

(b)   assignments over:

•  Receivables Accounts (as defined therein).

•  Material Agreements (as defined therein).

•  Material Insurances and Insurance Proceeds (as defined therein).

(c)   a floating charge over assets referred to above but not effectively secured.

Credit Document	Borrowers / Issuers	Administrative Agent / Trustee / Collateral Agent	Security Documents entered into by Mallinckrodt PLC	Guarantee provided by Mallinckrodt PLC

2.  Luxembourg law governed share pledge agreement, originally dated as of 19 March 2014 and as amended, confirmed, supplemented and/or restated from time to time and for the last time on 13 July 2020, between the Company and Deutsche Bank AG New York Branch (as collateral agent) with respect to the shares of Mallinckrodt International Finance S.A. held by the Company.

3.  Luxembourg law share pledge agreement dated 12 August 2014 granted in favour of Deutsche Bank AG New York Branch (as collateral agent) which creates security over the shares of shares in Mallinckrodt Quincy S.à r.l.

4.  Irish law supplemental debenture dated 14 August 2014 creating security over an intercompany loan note.

Credit Document	Borrowers / Issuers	Administrative Agent / Trustee / Collateral Agent	Security Documents entered into by Mallinckrodt PLC	Guarantee provided by Mallinckrodt PLC

5.  English law governed fixed charge over shares, dated as of 21 May 2015, between the Company and Deutsche Bank AG New York Branch (as collateral agent) with respect to the shares of Mallinckrodt UK Ltd held by the Company.

6.  Irish law supplemental debenture dated 6 December 2019 which makes certain amendments to the existing security granted by certain Mallinckrodt entities.

7.  Luxembourg law governed share pledge agreement, originally dated as of 17 December 2019 and as amended, confirmed, supplemented and/or restated from time to time and for the last time on 13 July 2020, between the Company and Deutsche Bank AG New York Branch (as collateral agent) with respect to the shares of Mallinckrodt International Finance S.A. held by the Company.

Credit Document	Borrowers / Issuers	Administrative Agent / Trustee / Collateral Agent	Security Documents entered into by Mallinckrodt PLC	Guarantee provided by Mallinckrodt PLC
Indenture dated 6 December 2019 with respect to 10.000% second lien notes due 2025	Mallinckrodt International Finance S.A. Mallinckrodt CB LLC as issuers	Wilmington Savings Fund Society, FSB as second lien trustee and as second lien collateral agent Address: 500 Delaware Avenue, Wilmington, Delaware 19801

1.  Irish law debenture dated 6 December 2019 granted in favour of Wilmington Savings Fund Society, FSB (as collateral agent) which includes, but is not limited to, the following:

(a)   fixed charges over:

•  Securities (as defined therein).

•  registrable Material Intellectual Property (as defined therein).

•  Receivables (as defined therein).

(b)   assignments over:

•  Receivables Accounts (as defined therein).

•  Material Agreements (as defined therein).

•  Material Insurances and Insurance Proceeds (as defined therein).

(c)   a floating charge over assets referred to above but not effectively secured.

Guarantee of all obligations of the Issuers under the indenture and notes as set out in Article XII of the Second Lien Notes indenture

Credit Document	Borrowers / Issuers	Administrative Agent / Trustee / Collateral Agent	Security Documents entered into by Mallinckrodt PLC	Guarantee provided by Mallinckrodt PLC

2.  English law governed fixed charge over shares, dated as of 6 December 2019, between various pledgors, including the Company, and Wilmington Savings Fund Society, FSB (as second lien collateral agent) with respect to, among other equity interests, the shares of Mallinckrodt UK Ltd held by the Company.

3.  Luxembourg law governed share pledge agreement, originally dated as of 6 December 2019 and as amended, confirmed, supplemented and/or restated from time to time and for the last time on 13 July 2020, between the Company and Wilmington Savings Fund Society, FSB (as second lien collateral agent) with respect to the shares of Mallinckrodt International Finance S.A. held by the Company.

Credit Document	Borrowers / Issuers	Administrative Agent / Trustee / Collateral Agent	Security Documents entered into by Mallinckrodt PLC	Guarantee provided by Mallinckrodt PLC
Indenture dated 7 April 2020 with respect to 10.000% first lien notes due 2025	Mallinckrodt International Finance S.A. Mallinckrodt CB LLC as issuers	Wilmington Savings Fund Society, FSB as first lien trustee Address: 500 Delaware Avenue, 11th Floor, Wilmington, Delaware 19801 Deutsche Bank AG New York Branch

1.  Luxembourg law governed share pledge agreement, originally dated as of 19 March 2014 and as amended, confirmed, supplemented and/or restated from time to time and for the last time on 13 July 2020, between the Company and Deutsche Bank AG New York Branch (as collateral agent) with respect to the shares of Mallinckrodt International Finance S.A. held by the Company.

Guarantee of all obligations of the Issuers under the indenture and notes as set out in Article XII of the First Lien Notes indenture as first lien collateral agent Address: 60 Wall Street, New York, NY 10005

2.  Luxembourg law governed share pledge agreement, originally dated as of 17 December 2019 and as amended, confirmed, supplemented and/or restated from time to time and for the last time on 13 July 2020, between the Company and Deutsche Bank AG New York Branch (as collateral agent) with respect to the shares of Mallinckrodt International Finance S.A. held by the Company.

Credit Document	Borrowers / Issuers	Administrative Agent / Trustee / Collateral Agent	Security Documents entered into by Mallinckrodt PLC	Guarantee provided by Mallinckrodt PLC

3.  Irish law debenture dated 1 May 2020 granted in favour of Deutsche Bank AG New York Branch (as collateral agent) which includes, but is not limited to, the following:

(a)   fixed charges over:

•  Securities (as defined therein).

•  registrable Material Intellectual Property (as defined therein).

•  Receivables (as defined therein).

(b)   assignments over:

•  Receivables Accounts (as defined therein).

•  Material Agreements (as defined therein).

•  Material Insurances and Insurance Proceeds (as defined therein).

(c)   a floating charge over assets referred to above but not effectively secured.

Credit Document	Borrowers / Issuers	Administrative Agent / Trustee / Collateral Agent	Security Documents entered into by Mallinckrodt PLC	Guarantee provided by Mallinckrodt PLC

4.  English law governed fixed charge over shares, dated as of 4 May 2020, between various pledgors, including the Company, and Deutsche Bank AG New York Branch (as collateral agent) with respect to, among other equity interests, the shares of Mallinckrodt UK Ltd held by the Company.

Credit Document	Borrowers / Issuers	Administrative Agent / Trustee / Collateral Agent	Security Documents entered into by Mallinckrodt PLC	Guarantee provided by Mallinckrodt PLC
Indenture dated 11 April 2013 with respect to 4.750% Senior Notes due 2023	Mallinckrodt International Finance S.A. as issuer	Deutsche Bank Trust Company Americas as trustee Address: 60 Wall Street, 27th Floor MS: NYC60-2710, New York, NY 10005	N/A	Guarantee of all obligations of the Issuers under the indenture and notes as set out in Article 15 of the indenture

Indenture dated 13 August 2014 with respect to 5.750% Senior Notes due 2022	Mallinckrodt International Finance S.A. Mallinckrodt CB LLC as issuers	Deutsche Bank Trust Company Americas as trustee Address: 60 Wall Street, 16th Floor, Mail Stop: NYC60-1630 New York, New York 10005	N/A	Guarantee of all obligations of the Issuers under the indenture and notes as set out in Article XII of the indenture

Credit Document	Borrowers / Issuers	Administrative Agent / Trustee / Collateral Agent	Security Documents entered into by Mallinckrodt PLC	Guarantee provided by Mallinckrodt PLC
Indenture dated 15 April 2015 with respect to 5.500% Senior Notes due 2025	Mallinckrodt International Finance S.A. Mallinckrodt CB LLC as issuers	Deutsche Bank Trust Company Americas as trustee Address: 60 Wall Street, 16th Floor, Mail Stop: NYC60-1630 New York, New York 10005	N/A	Guarantee of all obligations of the Issuers under the indenture and notes as set out in Article XII of the indenture

Indenture dated 24 September 2015 with respect to 5.625% Senior Notes due 2023	Mallinckrodt International Finance S.A. Mallinckrodt CB LLC as issuers	Deutsche Bank Trust Company Americas as trustee Address: 60 Wall Street, 16th Floor, Mail Stop: NYC60-1630 New York, New York 10005	N/A	Guarantee of all obligations of the Issuers under the indenture and notes as set out in Article XII of the indenture

Appendix 5 – 100-day Cashflow Statement

Appendix 6 – Creditors Listing1

No	Name	Address	Address 2	City	State	Zip	Country
1.	Allen & Overy LLP	One Bishops Square		London		E1 6AD	UK

2.	Aon Risk Services Central Inc	Po Box 955816		Saint Louis	MO	63195	US

3.	Arnold & Porter Kaye Scholer LLP	601 Massachusetts Ave Northwest		Washington	DC	20001-3743	USA

4.	Arthur Cox	Earlsfort Centre		Dublin		2	Ireland

5.	Bowring Marsh Bermuda Limited	3rd Floor, Power House	7 Par-La-Ville Road	Hamilton	Pembroke	11	Bermuda

6.	Bowring Marsh Dublin Limited	4th Floor 25-28 Adelaide Road		Dublin		2	Ireland

7.	Bryan Cave LLP	Po Box 503089		Saint Louis	MO	63150	US

8.	Computershare INC	16934 Dept Ch	16934 Dept Ch	Palatine	IL	60055	US

9.	Computershare Investor Services Ire	Heron House	Heron House	Dublin		18	IE

10.	Deutsche Bank (as trustee with respect to the 4.75% Senior Notes Due 2023)	60 Wall Street		New York	NY	10005	USA

11.	Deutsche Bank (as trustee with respect to the 5.50% Senior Notes Due 2025)	60 Wall Street		New York	NY	10005	USA

12.	Deutsche Bank (as trustee with respect to the 5.625% Senior Notes Due 2023)	60 Wall Street		New York	NY	10005	USA

[1]

The names and addresses of the following categories of creditors of Mallinckrodt plc have not been included in this list for GDPR compliance reasons: (a) the Holders of Opioid Claims (being, in total, c.11,000 individual claimants) and (b) the Holders of certain other contingent claims, including General Unsecured Claims relating to alleged environmental and asbestos liabilities of the Company (being, in total, c.16,000 individual claimants). In addition, this list does not include details of persons who are the beneficial owners of, but not are not holders of record with respect to (a) the 10.000% First Lien Senior Secured Notes due April 2025 (b) the 10.000% Second Lien Senior Secured Notes due April 2025 (c) the 4.750% Senior Notes due April 2023 (d) the 5.75% Senior Notes due August 2022 (e) the 5.500% Senior Notes due April 2025 and (f) the 5.625% Senior Notes due October 2023.

No	Name	Address	Address 2	City	State	Zip	Country
13.	Deutsche Bank (as trustee with respect to the 5.75% Senior Notes Due 2022)	60 Wall Street		New York	NY	10005	USA

14.	Deutsche Bank AG	60 Wall St	60 Wall St	New York	NY	10005	US

15.	Deutsche Bank AG	Uraniastraße 9		Zurich	Zurich	8001	Switzerland

16.	Deutsche Bank AG	60 Wall Street		New York	NY	10005	USA

17.	Deutsche Bank AG New York	60 Wall St 38th Floor Mail Stop Nyc60-3817	Global Trade Finance Operations	New York	NY	10005	US

18.	Deutsche Bank Trust Company Americas	60 Wall St 38th Floor Mail Stop Nyc60-3817	Global Trade Finance Operations	New York	NY	10005	US

19.	Donnelley Financial LLC	Po Box 842282	Po Box 842282	Boston	MA	02284	US

20.	Drury Communications LTD	1st Floor, Westmoreland House	Westmoreland Park	Dublin	Ranelagh	6	Ireland

21.	Fidelity Investments Institutional	P O Box 73307		Chicago	IL	60673-7307	US

22.	Folio Investments, INC.	8180 Greensboro Drive, 8th Floor		Mclean	VA	22102	US

23.	FTI Consulting	200 Aldersgate St	200 Aldersgate St	London		EX1A 4HD	GB

24.	Green Couriers	Classic House	Green Street, Dublin 7	Dublin		D07K76P	Ireland

25.	Innisfree M and A Incorporated	501 Madison Ave	501 Madison Ave	New York	NY	10022	US

26.	Marsh Canada Limited (CAD)	Po Box 9741 Postal Station A		Toronto	ON	M5W 1R6	CA

27.	Marsh USA INC	Po Box 846015		Dallas	TX	75284	US

28.	Matheson	70 Sir John Rogerson’s Quay		Dublin		2	Ireland

29.	Mediant Communications LLC	Po Box 29976	Po Box 29976	New York	NJ	10087-9976	US

30.	Non-Executive Directors Mallinckrodt Plc	College Business & Tech Park	Cruiserath Rd, Blanchardstown	Dublin		D15TX2V	Ireland

No	Name	Address	Address 2	City	State	Zip	Country
31.	Pricewaterhouse Coopers	354 Davis Rd Suite 600		Oakville	ON	L6J 0C5	CA

32.	Pricewaterhousecoopers	Thomas R Malthusstraat 5	Thomas R Malthusstraat 5	Amsterdam		1066 JR	NL

33.	Pricewaterhousecoopers LLP USD	Po Box 7247-8001	Po Box 7247-8001	Philadelphia	PA	19170-8001	US

34.	Swift Couriers	Westward House	Westward House	Dublin 1			IE

35.	Swiss Re International SE, UK branch	30 St Mary Axe		London		EC3A8EP	United Kingdom

36.	Tmfcorporate (UK)	Rue De Jargonnant 2 P.O. Box 604		Geneva		1211	Switzerland

37.	US Bank	333 Commerce Street, Suite 900		Nashville	TN	37201	USA

38.	Wells Fargo Bank, N.A.	100 N Main Street, 2nd Floor		Winston-Salem	NC	27101	USA

39.	Wells Fargo IRT Executive Benefits	401 South Tryon Street, 14th FL		Charlotte	NC		USA

40.	Willis Towers Watson Us LLC	Lockbox 28025 28025 Network Place		Chicago	IL	60673	US

41.	Wilmington Savings Fund Society, FSB (as trustee with respect to the 10.000% First Lien Senior Secured Notes due April 2025)	500 Delaware Avenue, 11th Fl		Wilmington	DE	19801	USA

42.	Wilmington Savings Fund Society, FSB (as trustee and collateral agent with respect to the 10.000% Second Lien Senior Secured Notes due April 2025)	500 Delaware Avenue, 11th Fl		Wilmington	DE	19801	USA

43.	Zurich Insurance PLC Spain Branch	Banco De Bilbao Tower	Castellana 81	Madrid		28046	Spain

44.	Revenue Commissioners - Collector General’s Division	Sarsfield House	Francis Street	Limerick		V94 R972	Ireland

No	Name	Address	Address 2	City	State	Zip	Country
45.	Mallinckrodt Finance Management Ireland Limited	College Business & Tech Park	Cruiserath Rd, Blanchardstown	Dublin		D15 TX2V	Ireland

46.	Mallinckrodt Pharmaceuticals Limited	3 Lotus Park,	The Causeway			TW18 3AG	United Kingdom

47.	ST Shared Services LLC	675 McDonnel Blvd		Hazelwood	MO	63042	USA

Appendix 7 – Valuation Analysis